UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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FIRST MERCURY FINANCIAL CORPORATION

29110 Inkster Road, Suite 100
Southfield, Michigan 48034

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The annual meeting of stockholders of First Mercury Financial Corporation, a Delaware corporation, will be held on Tuesday, May 11, 2010 at 9:00 a.m., Eastern Time, at 29110 Inkster Rd, Suite 100, Southfield, Michigan 48034 for the following purposes:

1. To elect the three nominees of the Board of Directors to serve as Class I Directors with terms of three years expiring in 2013.

2. To approve the First Mercury Financial Corporation Performance-Based Annual Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.

3. To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2010.

4. To transact such other business as may properly come before the meeting and any adjournments thereof.

Stockholders entitled to receive notice of and to vote at the meeting were determined as of the close of business on April 1, 2010, the record date fixed by the Board of Directors for such purpose.

Regardless of whether or not you plan to attend the meeting, you can be sure your shares are represented at the meeting by promptly signing, dating and returning your proxy card in the enclosed pre-addressed, postage-paid return envelope. You may also vote your shares electronically over the internet or by telephone. If for any reason you desire to revoke or change your proxy, you may do so at any time before it is voted. The enclosed proxy is solicited by the Board of Directors of the Company.

We cordially invite you to attend the meeting.

By Order of the Board of Directors

John A. Marazza
Executive Vice President,
Chief Financial Officer and Corporate Secretary

April 12, 2010

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 11, 2010.

First Mercury Financial Corporation’s Proxy Statement for the 2010 Annual Meeting of Stockholders and the Annual Report to Stockholders for the fiscal year ended December 31, 2009 are available at www.edocumentview.com/FMR

QUESTIONS & ANSWERS	1
PROPOSAL 1 — ELECTION OF DIRECTORS	5
CORPORATE GOVERNANCE	7
Director Independence	8
Nominations for Directors and Director Qualifications	8
Communications with the Board	9
Code of Ethics	9
Whistleblowing Access	9
Board of Directors	9
Board Leadership Structure	10
Risk Management	10
Meetings of Non-Management Directors	10
Audit Committee	10
Compensation Committee	11
Nominating and Corporate Governance Committee	12
Directors’ Compensation	12
AUDIT COMMITTEE REPORT	13
EXECUTIVE OFFICERS	14
COMPENSATION OF EXECUTIVE OFFICERS	14
Compensation Discussion and Analysis	14
Executive Compensation Philosophy	14
Decision-Making by the Compensation Committee	15
Our Process for Setting Executive Compensation Levels	15
Components of Executive Compensation for 2009	16
Compensation of our Chief Executive Officer	20
Termination and Change in Control Payments	21
Stock Ownership Guidelines	21
Securities Trading Policy	21
Internal Revenue Code Section 162(m)	21
Compensation Committee Report	22
Executive Compensation Tables	22
Employment and Related Agreements	25
Potential Payments Upon Termination	27
COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	31
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	32
CERTAIN TRANSACTIONS	32
PROPOSAL 2 — APPROVAL OF THE FIRST MERCURY FINANCIAL CORPORATION PERFORMANCE-BASED ANNUAL INCENTIVE PLAN FOR PURPOSES OF COMPLYING WITH THE REQUIREMENTS OF SECTION 162(M) OF THE INTERNAL REVENUE CODE	33
PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	35
GENERAL INFORMATION	36
AVAILABILITY OF CERTAIN DOCUMENTS	37
APPENDIX A	A-1

i

FIRST MERCURY FINANCIAL CORPORATION

29110 Inkster Road, Suite 100
Southfield, Michigan 48034

Annual Meeting of Stockholders
To be held on May 11, 2010

QUESTIONS & ANSWERS

Q:	Why am I receiving these materials?

A:	The accompanying proxy is solicited on behalf of the Board of Directors (“Board”) of First Mercury Financial Corporation, a Delaware corporation. We are providing these proxy materials to you in connection with our annual meeting of stockholders, to be held at 29110 Inkster Rd, Suite 100, Southfield, Michigan 48034, on Tuesday, May 11, 2010 at 9:00 a.m., Eastern Time. As a Company stockholder, you are invited to attend the annual meeting and are entitled and requested to vote on the proposals described in this proxy statement. When the Company asks for a proxy, we must provide you with a proxy statement that contains certain information specified by law. This proxy statement and proxy are being mailed to stockholders on or about April 12, 2010.

Q:	Who may vote at the meeting?

A:	You may vote all of the shares of our common stock that you owned at the close of business on April 1, 2010, the record date. On the record date, there were 17,635,206 shares of common stock outstanding and entitled to be voted at the meeting. You may cast one vote for each share of common stock held by you on all matters presented at the meeting.

Q:	What proposals will be voted on at the meeting?

A:	The following three Company proposals will be voted on at the meeting:

1.	To elect three nominees of the Board to serve as Class I Directors with terms of three years expiring in 2013.

2.	To approve the First Mercury Financial Corporation Performance-Based Annual Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.

3.	To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2010.

We will also consider other business that properly comes before the meeting, and any postponements or adjournments thereof, in accordance with Delaware law and our Bylaws.

Q:	How does the Board recommend I vote?

A:	Our Board unanimously recommends that you vote “FOR” each of the proposals.

Q:	What happens if additional matters are presented at the annual meeting?

A:	Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxyholders, Richard H. Smith and John A. Marazza, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting in accordance with Delaware law and our Bylaws.

Q:	How do I vote?

A:	If your shares are registered directly in your name with our transfer agent, you are considered a stockholder of record with respect to your shares, and the proxy materials and proxy card are being sent directly to you by our transfer agent. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes even if you later decide not to attend the annual meeting. As an alternative to using the proxy card to vote, stockholders of record may vote their shares via the internet until 8:00 p.m., Eastern Time, on May 10, 2010 by going to www.envisionreports.com/FMR. To vote at the meeting, please bring the enclosed proxy card or vote using the ballot provided at the meeting.

If, like most stockholders of the Company, you hold your shares in street name through a stockbroker, bank or other nominee rather than directly in your own name, you are considered the beneficial owner of shares, and the proxy materials are being forwarded to you together with a voting instruction card by your stockbroker, bank or nominee. Please carefully consider the information contained in this proxy statement and, whether or not you plan to attend the meeting, complete, date, sign and return the accompanying proxy card promptly so that we can be assured of having a quorum present at the meeting and so that your shares may be voted in accordance with your wishes. As an alternative to using the proxy card to vote, beneficial owners of shares held in street name may vote via the Internet until 8:00 p.m., Eastern Time, on May 10, 2010 in accordance with the instructions set forth on the proxy card received from your stockbroker, bank or nominee. To vote at the meeting, beneficial owners will need to contact the stockbroker, bank or nominee that holds their shares to obtain a “legal proxy” to bring to the meeting.

Q:	Who votes my shares if I execute and return this proxy?

A:	Richard H. Smith and John A. Marazza are officers of the Company and were named by our Board as proxyholders. They will vote all proxies, or record an abstention or withholding, in accordance with the directions on the proxy. If no contrary direction is given, the shares will be voted as recommended by the Board.

Q:	Can I change my vote after I have delivered my proxy?

You may revoke your proxy by doing one of the following:

• if you are stockholder of record,

– by sending a written notice of revocation to the Corporate Secretary of the Company that is received prior to the meeting, stating that you revoke your proxy;

– by signing a later-dated proxy card and submitting it so that it is received prior to the meeting in accordance with the instructions included in the proxy card(s);

– by attending the meeting and voting your shares in person; or

•  if you are a beneficial stockholder, you must contact your stockbroker, bank or nominee to change your vote or obtain a “legal proxy” to vote your shares if you wish to cast your vote in person at the meeting.

Q:	What constitutes a quorum and why is a quorum required?

A:	A quorum is required for the Company stockholders to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date will constitute a quorum, permitting us to conduct the business of the meeting. Proxies received but marked as abstentions, if any, will be included in the calculations of the number of shares considered to be present at the meeting for quorum purposes.

Q:	What vote is required to approve each proposal?

A:	Proposal 1 requires a plurality of the votes cast to elect a director. This means those nominees receiving the highest number of votes at the meeting will be elected, even if such votes do not constitute a majority of the votes cast.

Proposal 2 requires the affirmative vote of a majority of the votes cast.

Proposal 3 requires the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the proposal.

Q:	What if I don’t vote or abstain?

A:	Abstentions are included in the determination of shares present for quorum purposes. For Proposal 1, any shares for which authority to vote for director nominees is withheld or abstained will have no affect on the election of directors except to the extent the failure to vote for a director nominee results in another nominee receiving a larger number of votes. For Proposal 2, because abstentions are not included as votes “cast”, abstentions will have no effect. For Proposal 3, because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against such proposal.

Q:	If my shares are held in street name by my broker, will my broker vote my shares for me?

A:	For beneficial stockholders, your broker, trustee or nominee may not be permitted to exercise voting discretion with respect to certain matters to be acted upon, including the election of directors (Proposal 1) and the approval of our performance-based annual incentive compensation plan for Section 162(m) purposes (Proposal 2). If you do not give your broker, trustee or nominee specific instructions, your shares may not be voted on those matters and will not be considered as present and entitled to vote with respect to those matters. Shares represented by such “broker non-votes,” however, will be counted in determining whether there is a quorum present.

Your broker will vote your shares only if the proposal is a matter on which your broker has discretion to vote or if you provide instructions on how to vote by following the instructions provided to you by your broker.

Q:	Where can I find voting results of the meeting?

A:	We will announce preliminary voting results at the meeting and publish final results in a Current Report on Form 8-K within four business days after the meeting date or the date that the results are certified if later.

Q:	Who will bear the cost for soliciting votes for the meeting?

A:	We will bear all expenses in conjunction with the solicitation of the enclosed proxy, including the charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to beneficial owners. We may hire a proxy solicitation firm at a standard industry compensation rate. In addition, proxies may be solicited by mail, in person, or by telephone or fax by certain of our officers, directors and regular employees.

Q:	What should I do if I want to attend the annual meeting?

A:	All stockholders as of the record date may attend the meeting, which will be held at 29110 Inkster Rd, Suite 100, Southfield, Michigan 48034. You may be asked to provide proof that you owned shares of our common stock as of the record date.

Q:	Whom should I call with other questions?

A:	If you have additional questions about this proxy statement or the meeting or would like additional copies of this document or our 2009 Annual Report on Form 10-K, please contact: First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034, Attention: Corporate Financial Reporting, Telephone: (248) 358-4010.

Q:	How can I communicate with the Company’s Board of Directors?

A:	Stockholders may send communications to the Board in care of the Corporate Secretary, First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034. Please indicate whether your message is for the Board as a whole, a particular group or committee of directors or an individual director. The Board has implemented procedures for processing stockholder communications and a description of these procedures can be found at www.firstmercury.com by clicking “Investor Relations” and then “Investor FAQs.”

Q:	How do I submit a stockholder proposal for the 2011 annual meeting?

A:	If a stockholder wishes to have a proposal considered for inclusion in next year’s proxy statement, he or she must submit the proposal in writing so that we receive it by December 13, 2010 (i.e., 120 days prior to the first anniversary of this proxy statement). Proposals should be addressed to our Corporate Secretary, First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034. In addition, our Bylaws provide that any stockholder wishing to propose any other business at the annual meeting must give us written notice by February 11,

2011 (i.e., 90 days prior to the first anniversary of this year’s annual meeting) but after January 12, 2011 (i.e., 120 days prior to the first anniversary of this year’s annual meeting). That notice must provide certain other information as described in our Bylaws. Our Bylaws are available online at www.firstmercury.com by clicking “Investor Relations” and then “Corporate Governance.”

Q:	Does the Company offer an opportunity to receive future proxy materials electronically?

A:	Yes. If you are a stockholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting on the Internet. If you have more than one account, you may receive separate e-mail notifications for each account.

If you vote online as described above, you may sign up for electronic delivery at that time.

If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future. If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

Q:	What is “householding”?

A:	We have adopted “householding,” a procedure under which stockholders of record who have the same address and last name and do not receive proxy materials electronically will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving individual copies. This procedure saves printing and postage costs by reducing duplicative mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Beneficial stockholders can request information about householding from their banks, brokers, or other holders of record. If you participate in householding and wish to receive a separate copy of the 2009 annual report and this proxy statement, or if you wish to receive separate copies of future annual reports and proxy statements, please call us at (248) 358-4010 or write to: First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034, Attention: Corporate Financial Reporting. We will deliver the requested documents to you promptly upon your request. See “General Information — “Householding” of Proxy Materials” for further information.

PROPOSAL 1
ELECTION OF DIRECTORS

Our Bylaws provide for the division of our Board into three classes with staggered three year terms. The terms of each class expire at successive annual meetings so that the stockholders elect one class of directors at each annual meeting. The election of Class I directors with a term expiring at the 2013 annual meeting will take place at the meeting.

In April 2009, Dr. Robert A. Oakley resigned from the Board. In May 2009, our Board, in accordance with our Bylaws, increased the size of our Board from eight to nine and appointed Bradley J. Pickard as a Class III director with a term expiring in 2011 and George R. Boyer III as a Class II director with a term expiring in 2012.

Nominees for Election at the 2010 Annual Meeting

The nominees for the Board are set forth below. All of the nominees are currently members of the Board.

Class I Directors with Terms
Expiring at the 2010 Annual Meeting	Year First Elected Director, Principal Occupation, Qualifications and Age

Steven A. Shapiro	Mr. Shapiro has served as a member of our Board since 2004. Mr. Shapiro is a Vice President of SF Investments, Inc., a registered broker/dealer and investment advisor. Mr. Shapiro is also a manager of Millennium Group, LLC, which is the general partner in a series of investment limited partnerships. Mr. Shapiro serves as a director of Baldwin & Lyons, Inc. The Board has concluded that the Company and the Board benefit from Mr. Shapiro’s experience in the financial markets and the insurance industry. Mr. Shapiro is 45 years old.

Jerome M. Shaw	Mr. Shaw has served as a member of our Board since 1973. In March 2007, he was given the title Chairman Emeritus of the Company. From 1973 to 2005, he was our Chief Executive Officer. He is the founder of the Company. Mr. Shaw entered the insurance business in 1967 and formed CoverX in 1973. The Board has concluded that as the founder of the Company, Mr. Shaw brings a unique and valuable perspective to the Board and provides the Board with an extensive understanding of the Company and its history, as well as the insurance industry in general. Mr. Shaw is 67 years old.

Richard H. Smith	Mr. Smith has served as our President and Chief Executive Officer since 2005. Mr. Smith became our Chairman, President and Chief Executive Officer in November 2006. He joined the Company as its President and Chief Operating Officer in 1996. Mr. Smith began his insurance career with Providian Corporation in 1975 and held various financial positions before becoming Chief Financial Officer of Providian Direct Insurance in 1989 and President and Chief Operating Officer of Providian Direct Auto Insurance in 1993. Mr. Smith has served as a member of our Board since 1996. The Board has concluded that Mr. Smith should be a director of the Company because he is President and Chief Executive Officer and with that role provides the Board with unique insights into the Company’s opportunities and operations. Mr. Smith is 59 years old.

Vote Required

Directors must be elected by a plurality of the votes cast. This means those nominees receiving the highest number of votes at the meeting will be elected, even if such votes do not constitute a majority of the votes cast.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the election of the above named directors of the Board to serve as Class I directors with a term expiring at the 2013 annual meeting.

The following tables set forth certain information with respect to our directors who are not up for election at the 2010 Annual Meeting.

Class III Directors with Terms
Expiring at the 2011 Annual Meeting	Year First Elected Director, Principal Occupation, Qualifications and Age

Louis J. Manetti	Mr. Manetti has served as a member of our Board since November 2006. Mr. Manetti currently serves as Chief Financial and Operating Officer for Ohio Medical Corporation, a manufacturer and distributor of medical devices. Prior to that position, Mr. Manetti served as a Managing Director with Glencoe Capital, LLC (“Glencoe”) from 2001 through 2008. As Director of Portfolio Management for Glencoe, he was responsible for monitoring the performance of the operating companies in which Glencoe had an investment. Prior to joining Glencoe, Mr. Manetti had 20 years of experience in different aspects of business with Kodak, Bell & Howell Company and Price Waterhouse. Mr. Manetti received his JD from The John Marshall Law School, an MBA from Northwestern University, and is a Certified Public Accountant. The Board has concluded that Mr. Manetti should be a director of the Company because of his extensive experience in investing in and advising private companies and in mergers and acquisitions. His public accounting experience is also beneficial to the Company and he is a designated financial expert for the Board. Mr. Manetti is 53 years old.

Bradley J. Pickard	Mr. Pickard was appointed to the Board in May 2009. Mr. Pickard is currently a partner at Access Value Investors LLC (“AVI”), a private equity fund focused on buying distressed, domestic, middle market companies across a variety of industries. Prior to joining AVI, Mr. Pickard served as a Managing Director at both Houlihan Lokey Howard & Zukin and at Wasserstein Perella & Co. Mr. Pickard holds an MBA from the University of Chicago and a Bachelor of Arts from the University of Michigan. The Board has concluded that Mr. Pickard should be a director of the Company because of his extensive experience in investing in and advising public and private companies and in mergers and acquisitions. His broad exposure to financing and funding issues also benefits the Company. Mr. Pickard is 47 years old.

Hollis W. Rademacher	Mr. Rademacher has served as a member of our Board since 2004. Mr. Rademacher is currently self-employed in the fields of consulting and investments. Mr. Rademacher held various positions with Continental Bank, N.A., from 1957 to 1993, most recently serving as Chief Financial Officer of Continental Bank Corporation from 1988 to 1993. Mr. Rademacher serves as a director of Schawk, Inc. and Wintrust Financial Corporation. The Board has concluded that, having been a member of the finance, compensation, audit and public issues committees of public company boards, Mr. Rademacher is familiar with a full range of corporate and board functions. Mr. Rademacher is a designated financial expert for the Board. Mr. Rademacher is 73 years old.

Class II Directors with Terms
Expiring at the 2012 Annual Meeting	Year First Elected Director, Principal Occupation, Qualifications and Age

Thomas B. Kearney	Mr. Kearney has served as a member of our Board since November 2006. Mr. Kearney has been a partner and Chief Marketing Officer of Insight Catastrophe Group since June 2005. Prior to that position, he was the Executive Vice President and Chief Marketing Officer of Benfield U.S., a subsidiary of the Benfield Group from June 2000. The Board has concluded that Mr. Kearney’s extensive experience in the insurance industry as described above adds valuable industry knowledge to the Board. Mr. Kearney is 53 years old.

William C. Tyler	Mr. Tyler has served as a member of our Board since November 2006. Mr. Tyler was a Senior Vice President and stockholder of McKinley Inc., a national real estate company, from May 1971 to November 2004, where he was responsible for major transactions, refinancings and restructurings. The Board has concluded that Mr. Tyler’s extensive background with the Company (having previously served on the Company’s Board during the 1990s), his experience in project finance and complex business transactions and financings and his even temperament and ability to communicate and encourage discussion help facilitate board communications, add a valuable perspective to, and make him an effective independent director of the Board and Chair of the Nominating and Corporate Governance Committee. Mr. Tyler is 67 years old.

George R. Boyer III	Mr. Boyer was appointed to the Board in May 2009. From 1995 through June 2008, Mr. Boyer held various positions with MGM Mirage, most recently as the President and COO of MGM Grand Detroit. Prior to his tenure in the gaming industry, Mr. Boyer held various positions with the Philadelphia Stock Exchange and United States General Accounting Office. Mr. Boyer has served as a board member for the Michigan Chamber of Commerce, the Detroit Regional Chamber of Commerce, Detroit Downtown Partnership and MGM Grand Detroit. Mr. Boyer is a Certified Public Accountant and holds MBA and Bachelor of Science degrees from Wagner College in Staten Island, New York. The Board concluded that Mr. Boyer brings valuable financial and accounting expertise to the Board. Mr. Boyer is a designated financial expert for the Board. Mr. Boyer is 58 years old.

CORPORATE GOVERNANCE

First Mercury Financial Corporation has adopted Corporate Governance Guidelines which are available at www.firstmercury.com by clicking “Investor Relations” and then “Corporate Governance” or in print to stockholders. See “Availability of Certain Documents” in this proxy statement. These guidelines include the following principles.

•	The Board is elected by and is accountable to the stockholders. Its primary purpose is to oversee management and to assure that the long-term interests of the stockholders are being served.

•	The Board has adopted a retirement policy for directors set forth in the Corporate Governance Guidelines, under which directors may not be nominated for re-election after age 75, except in extraordinary circumstances.

•	The non-management directors regularly meet in executive session.

•	The Board annually evaluates its own performance. Each of the Board committees conducts an annual self-evaluation of its respective performance. These evaluations are overseen by the Nominating and Corporate Governance Committee.

•	The Board annually reviews the Company’s long-range strategic plans.

•	Independent committees of the Board evaluate the performance of the Chief Executive Officer and the other executive officers and determine their compensation.

•	Directors have complete access to all levels of management and also are provided with opportunities to meet with members of management on a regular basis.

Director Independence

In accordance with New York Stock Exchange rules, the Board affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the New York Stock Exchange listing standards. In March 2010, the Board and Nominating and Corporate Governance Committee (“NGC”) reviewed each director’s relationships with the Company (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between the Company and the directors or parties related to the directors. Based upon the recommendation of the NGC, the Board determined that each of George R. Boyer, Thomas B. Kearney, Louis A. Manetti, Bradley J. Pickard, Hollis W. Rademacher, Steven A. Shapiro and William C. Tyler is independent under the rules of the New York Stock Exchange and has no relationship with the Company, except as a director and stockholder of the Company. The Board also concluded that Messrs. Boyer, Manetti and Rademacher are independent under the applicable rules and regulations of the Securities and Exchange Commission for purposes of serving on the Audit Committee. In determining the independence of the directors, the NGC and subsequently the Board, assessed Mr. Shapiro’s role as a director of Baldwin & Lyons, Inc., an insurance company that engages in reinsurance arrangements from time to time with the Company, and concluded that such position did not impact Mr. Shapiro’s independence or his qualifications to serve as an independent director of the Company.

Nominations for Directors and Director Qualifications

The NGC is responsible for screening potential director candidates and recommending qualified candidates to the Board for nomination. The NGC considers recommendations of potential candidates from current directors, management and stockholders. Stockholders’ nominations for directors must be made in writing and include the nominee’s written consent to the nomination and sufficient background information on the candidate to enable the NGC to assess his or her qualifications. Nominations must be addressed to the Chairman of the NGC in care of the Corporate Secretary, First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034, and must be received no later than February 11, 2011 (i.e., 90 days prior to the first anniversary date of this year’s annual meeting), in order to be considered for the next annual election of directors. Article II, Section 9 of our Bylaws sets forth the process for submitting director nominations.

Although the Company does not have a written diversity policy, the Board is committed to a diversified membership, both in terms of the individuals involved and their various experiences and areas of expertise. The NGC has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects qualified candidates will have ample experience and a proven record of business success and leadership. Nominees for director are selected on the basis of experience, integrity, ability to make independent analytical inquiries, understanding of the Company’s business environment and willingness to devote adequate time to Board duties. Board members are expected to diligently prepare for, attend, and participate in all Board and applicable committee meetings. Each Board member is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director. The Board applies these criteria in evaluating candidates nominated by stockholders as well as in evaluating those recommended by other sources. The NGC is responsible for assessing the appropriate balance of skills and characteristics required of Board members. These general criteria are reviewed annually by the NGC and the Board to ensure they remain pertinent and robust.

The NGC initially evaluates the candidate based on publicly available information and any additional information supplied by the party recommending the candidate. If the candidate appears to satisfy the selection criteria and the NGC’s initial evaluation is favorable, the NGC, assisted by management, gathers additional data on the candidate’s qualifications, availability, probable level of interest, and any potential conflicts of interest. If the NGC’s subsequent evaluation continues to be favorable, the candidate is contacted by the Chairman of the Board and one or more of the independent directors for direct discussions to determine the mutual levels of interest in pursuing the candidacy. If these discussions are favorable, the NGC makes a final recommendation to the Board to nominate the candidate for election by the stockholders (or to select the candidate to fill a vacancy, as applicable).

Our Corporate Governance Guidelines set forth information pertaining to director qualifications and responsibilities, as well as other corporate governance practices and policies. These guidelines are available both on our website and in print to stockholders. See “Availability of Certain Documents.”

Communications with the Board

Stockholders and other interested parties may communicate with one or more members of the Board or the non-management directors as a group in writing by regular mail to either the Board, an individual director or group of directors, or the Chair of the NGC in care of the Corporate Secretary, First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034. The Board has implemented procedures for processing stockholder communications and a description of these procedures can be found at www.firstmercury.com by clicking “Investor Relations” and then “Investor FAQs.”

The Board has instructed the Corporate Secretary to review all communications so received, and to exercise his discretion not to forward to the Board correspondence that is inappropriate such as business solicitations, frivolous communications and advertising, routine business matters (i.e., business inquiries, routine business complaints, or suggestions) and personal grievances. However, any director may at any time request the Corporate Secretary to forward any and all communications received by the Corporate Secretary but not previously forwarded to the directors.

Code of Ethics

Our Code of Business Conduct and Ethics, which is the code of ethics applicable to all directors, managers and employees, embodies our principles and practices relating to the ethical conduct of our business and its long-standing commitment to honesty, fair dealing, and full compliance with all laws affecting our business. A Code of Ethics Applicable to Senior Finance Executives was also adopted with respect to our Chief Executive Officer, Chief Financial Officer and other members of financial management. Any waiver of these codes that is granted to a director or an officer must be disclosed on a Current Report on Form 8-K, as required by applicable law or the rules and regulations of the New York Stock Exchange. These documents are available both on the Company’s website and in print to stockholders. See “Availability of Certain Documents.”

Whistleblowing Access

The Board has established a means for employees, customers, suppliers, stockholders and other interested parties to submit confidential and anonymous reports of suspected or actual violations of our Code of Business Conduct and Ethics. Any employee, stockholder or other interested party can call (866) 373-6936 or follow the procedures at www.firstmercury.com (first clicking “Investor Relations”) to submit a report. This telephone number and online reporting access are operational 24 hours a day, seven days a week.

Board of Directors

Our Board held nine meetings during 2009. The Board has three regular committees: an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each Director attended at least 75% of the meetings of the Board and of the Committee(s) on which he served in 2009. Although we have no formal policy regarding directors’ attendance at annual meetings of stockholders, we encourage all of our directors to attend the annual meetings. All of our directors attended the 2009 annual meeting of stockholders.

Board Leadership Structure

The Company’s Chief Executive Officer, Richard H. Smith, serves as the Board’s Chairman. The Board believes the combined role of Chairman and Chief Executive Officer, together with a Board consisting of a high percentage of independent directors, is in the best interest of stockholders because it provides the appropriate balance between strategy development and independent oversight of management. One of the key responsibilities of the Board is to develop strategic direction and hold management accountable for the execution of strategy once it is developed. The Board believes that the combined role of Chairman and Chief Executive Officer promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance. The independent Board members believe that the Chief Executive Officer is the director best qualified to act as Chairman of the Board because the Chief Executive Officer is ultimately responsible for the operations of the Company and for executing the Company’s strategy. The Chief Executive Officer is the director most familiar with the Company’s business and industry, and most capable of effectively identifying strategic priorities and leading the discussion and execution of strategy.

Independent directors and management have different perspectives and roles in strategy development. The Company’s independent directors bring experience, oversight and expertise from outside the Company and industry, while the Chief Executive Officer brings company-specific experience and expertise. The Board believes that strong independent oversight of management is an important component of an effective board. All of the Company’s directors except Mr. Smith and Jerome M. Shaw are independent under the rules of the New York Stock Exchange and the SEC. Because of this Board composition, the Board believes that its existing corporate governance practices achieve independent oversight and management accountability, which is the goal that many companies seek to achieve by separating the roles of Chairman and CEO. The Company’s Board composition and governance practices provide for strong independent discussion among directors and for independent evaluation of, and communication with, many members of senior management. Non-management directors of the Company regularly meet in executive sessions outside the presence of management. These meetings are presided over by one of the non-management directors selected at the meeting by the other non-management Directors. Because of the active participation of all of the independent directors, the Company has not deemed it necessary to appoint a lead director.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Company’s Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Audit Committee oversees management of financial risks. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also regularly reviews information and receives reports from management regarding the Company’s credit, liquidity, investments, reinsurance, claims handling, reserving practices, operations and other critical components of our business, as well as the risks associated with each.

Meetings of Non-Management Directors

Non-management Directors of the Company regularly meet in executive sessions outside the presence of management. These meetings are presided over by one of the non-management directors selected at the meeting by the other non-management directors. Currently, the non-management directors of the Company are Messrs. Boyer, Kearney, Manetti, Pickard, Rademacher, Shaw, Shapiro and Tyler.

Audit Committee

The Audit Committee held eight meetings in 2009. The Audit Committee’s functions include appointing, terminating, evaluating, and setting the compensation of our independent registered public accounting firm; meeting with the independent registered public accounting firm to review the scope, accuracy and results of the audit; and making inquiries as to the adequacy of our accounting, financial and operating controls. Mr. Rademacher is the Chair and Messrs. Manetti and Boyer were the other members of the Audit Committee for a majority of 2009. From January 2009 through March 5, 2009, the Committee was comprised of Dr. Robert Oakley (Chair), and Messrs. Tyler and Rademacher. On March 5, 2009, Mr. Manetti was appointed to the Audit Committee in place of Mr. Tyler. On April 28, 2009, Dr. Oakley resigned from the Board, and Mr. Tyler became an interim member of the Audit Committee until May 12, 2009. Effective May 12, 2009, Mr. Boyer was appointed to the Audit Committee and Mr. Rademacher was named Chairman. The Board has determined that Messrs. Rademacher, Boyer and Manetti are “independent” in accordance with the NYSE’s listing standards and the rules and regulations of the Securities and Exchange Commission (the “SEC”) and related federal law. It was previously determined that Dr. Oakley and Mr. Tyler were independent under these standards. In addition, the Board has also determined that all members of the Audit Committee are “Audit Committee Financial Experts” in accordance with the standards established by the SEC and “financially literate” in accordance with the standards of the NYSE. The Audit Committee’s charter is available both on our website and in print to stockholders. See “Availability of Certain Documents.”

Compensation Committee

The Compensation Committee held six meetings in 2009. Mr. Shapiro is the Chair and Messrs. Kearney and Tyler are the other members of the Compensation Committee. The Board has determined that Messrs. Kearney, Shapiro and Tyler are each “independent” in accordance with the NYSE listing standards.

The Compensation Committee Charter is available both on our website and in print to stockholders. See “Availability of Certain Documents.” The Compensation Committee’s responsibilities, which are discussed in detail in its charter, include, among other duties, the responsibilities to:

•	review and approve corporate goals and objectives relative to the compensation for executive officers, evaluate the performance of executive officers in light of those goals and objectives, and establish the compensation level of executive officers based on this evaluation;

•	monitor management incentive and equity compensation plans, retirement and welfare plans, and discharge the duties imposed on the Compensation Committee by the terms of those plans; and

•	annually review and make recommendations regarding compensation for non-management directors.

The Compensation Committee sets and approves all compensation awarded to our executive officers. Mr. Smith, our President and Chief Executive Officer, participated in discussions with the Compensation Committee with respect to the compensation packages of each of our executive officers, but did not participate in the portion of meetings of the Compensation Committee at which his own compensation package was discussed.

The agenda for meetings of the Compensation Committee is determined by its Chair with the assistance of Mr. Smith. Compensation Committee meetings are regularly attended by the Chief Executive Officer. At each meeting, the Compensation Committee has the opportunity to meet in executive session. The Compensation Committee’s Chair reports the Committee’s recommendations and determinations on executive compensation to the Board.

The Compensation Committee has the sole authority to retain and terminate outside advisors with respect to executive and director compensation. For compensation decisions relating to the 2009 calendar year, the Compensation Committee used the Hay Group as its outside compensation consultant. The Hay Group assisted the Compensation Committee with developing the guidelines for bonuses under the Management Incentive Plan and provided direction with respect to the composition of long-term incentive awards (i.e., utilization of restricted stock versus stock options). The Hay Group also provided the Compensation Committee with assistance in developing modifications to the First Mercury Financial Corporation Omnibus Incentive Plan of 2006, which modifications were proposed to and approved by the Company’s stockholders in 2009 and with competitive information regarding executive officer compensation. The Compensation Committee approves fees paid to the Hay Group.

Nominating and Corporate Governance Committee

The NGC held four meetings in 2009. The NGC’s functions include developing and recommending to the Board criteria for board and committee membership, reviewing the qualifications of candidates for director, nominating candidates for election to the Board, overseeing our corporate governance policies and practices, developing and recommending Corporate Governance Guidelines to the Board, and overseeing a review of the performance of the Board and its committees at least annually. Mr. Tyler is the Chair and Messrs. Kearney, Pickard and Shapiro are the other members of the NGC. The Board has determined that each member of the NGC is “independent” in accordance with the NYSE listing standards. The NGC charter is available both on our website and in print to stockholders. See “Availability of Certain Documents.”

Directors’ Compensation

Directors who are employees receive no additional compensation for serving on the Board or its committees. In 2009, we provided the following compensation to directors who are not employees. Mr. Smith is a director, but receives no director related compensation since he is also an employee.

	Fees
	Earned		All Other
	or Paid	Stock	Compensation
Name	in Cash	Awards(1)	(2)	Total

George R. Boyer III	$46,000	$29,999	$—	$75,999
Thomas B. Kearney	46,000	29,999	7,818	83,817
Louis J. Manetti	48,000	29,999	2,684	80,683
Robert A. Oakley(3)	2,000	—	687	2,687
Bradley J. Pickard	46,000	29,999	—	75,999
Hollis W. Rademacher	58,000	29,999	687	88,686
Steven A. Shapiro	53,000	29,999	10,734	93,733
Jerome M. Shaw	46,000	29,999	14,061	90,060
William C. Tyler	50,500	29,999	1,747	82,246

(1)	Reflects the grant date fair value in accordance with ASC Topic 718 with respect to 2,463 shares of our common stock issued pursuant to restricted stock awards in May 2009 for Board services.

(2)	Reflects spouse and/or guest travel paid by the Company or income imputed for personal use of the Company aircraft by a spouse and/or guest using Standard Industry Fare Level rates pursuant to applicable Internal Revenue Service Regulations.

(3)	Dr. Oakley resigned from the Board of Directors on April 28, 2009. He received $2,000 for attending the March 2009 meeting.

Under our Bylaws, our directors may receive such compensation and reimbursement of expenses for their services as may be determined by the Board. For 2009, non-employee directors received annual cash compensation of $30,000 and restricted stock awards having a value of $30,000. In addition, each non-employee director receives $2,000 for each Board meeting attended. The Board also approved additional annual cash retainers of $10,000 for the Chair of the Audit Committee, $5,000 for the Chair of the Compensation Committee and $2,500 for the Chair of the Nominating and Corporate Governance Committee. The restricted stock awarded to directors vests immediately, but is not transferable for one year after the date of grant. We also reimburse the directors for reasonable expenses they incur in attending Board or committee meetings. In addition, under certain circumstances, directors are permitted to use the corporate aircraft for personal, non-business use with the prior approval of our CEO, although no independent directors utilized the corporate aircraft for such purpose in 2009.

AUDIT COMMITTEE REPORT

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the Annual Report with management, including a discussion of the quality, not just the acceptability, of the accounting principles; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee discussed with BDO Seidman, LLP, the Company’s independent registered public accounting firm (independent auditors), which is responsible for expressing an opinion on the conformity of our audited financial statements with U.S. generally accepted accounting principles, its judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the independent registered public accounting firm under generally accepted auditing standards by Statement on Auditing Standards No. 61, as adopted by the Public Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, has received the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding the independent accountant’s communication with the Audit Committee concerning independence, and has considered the impact of non-audit services performed by independent registered public accounting firm for the Company on the accounting firm’s independence.

The Audit Committee also reviewed management’s report on its assessment of the effectiveness of the Company’s internal control over financial reporting and the independent registered public accounting firm’s report on the effectiveness of the Company’s internal control over financial reporting.

The Audit Committee discussed with the Company’s independent registered public accounting firm and the persons responsible for the internal audit function the overall scope and plans for their respective audits. The Audit Committee meets with the independent registered public accounting firm and the persons responsible for the internal audit function, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, including internal control over financial reporting, and the overall quality of the Company’s financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board and the Board has approved the inclusion of the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee has approved the appointment of BDO Seidman, LLP as the Company’s independent registered public accounting firm for fiscal year 2010, and stockholders are being asked to ratify this appointment at the 2010 annual meeting.

Respectfully Submitted,

Hollis W. Rademacher, Chair George R. Boyer III, Member Louis J. Manetti, Member

The Audit Committee Report does not constitute soliciting material, and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference therein.

EXECUTIVE OFFICERS

The following persons were our executive officers as of December 31, 2009:

Richard H. Smith, Chairman, President and Chief Executive Officer.  Mr. Smith has served as our President and Chief Executive Officer since 2005. Mr. Smith became our Chairman, President and Chief Executive Officer in November 2006. He joined the Company as its President and Chief Operating Officer in 1996. Mr. Smith began his insurance career with Providian Corporation in 1975 and held various financial positions before becoming Chief Financial Officer of Providian Direct Insurance in 1989 and President and Chief Operating Officer of Providian Direct Auto Insurance in 1993. Mr. Smith has served as a member of our Board since 1996. Mr. Smith is 59 years old.

John A. Marazza, Executive Vice President, Chief Financial Officer and Corporate Secretary.  Mr. Marazza has served as our Executive Vice President, Chief Financial Officer and Corporate Secretary since July 2006. From 2003 to 2005, he served as the Chief Operating Officer and Secretary of ProCentury Corporation, formerly known as ProFinance Holdings Corporation. From 2000 to 2003, he was the Executive Vice President, Treasurer and Secretary of ProCentury Corporation. Mr. Marazza was also a director of ProCentury Corporation from 2000 to 2005. From 1991 to 2000, Mr. Marazza served as a financial or operational executive with four insurance enterprises and from 1982 to 1991 was with KPMG LLP serving insurance industry clients. Mr. Marazza is a Certified Public Accountant (non-practicing). Mr. Marazza is 49 years old.

E. Edward Camp, Executive Vice President and Chief Underwriting Officer.  Mr. Camp was appointed to his current position on October 6, 2009. Prior to his appointment, Mr. Camp was Senior Vice President and Chief Underwriting Officer of the Company’s CoverX specialty operations. Mr. Camp has over 25 years of experience in the insurance industry, including various management roles at Lexington Insurance Company prior to joining First Mercury in 2006. Mr. Camp holds a Bachelor’s degree in Economics from the University of New Hampshire and is a Chartered Property Casualty Underwriter and an Associate in Risk Management. Mr. Camp is 46 years old.

Terrance A. Fleckenstein, Chief Claims Officer.  Mr. Fleckenstein joined the Company as its Chief Claims Officer in 2008. Prior to joining the Company, Mr. Fleckenstein served as the Senior Vice President of Claims for Great American Custom Insurance Services, Inc. from 2006 until 2008. From 2003 to 2006, Mr. Fleckenstein served as a regional claims manager for Farmers Group, Inc. and, from 1985 to 2003, served in various leadership positions for State Farm Insurance Companies with operational roles in claims, marketing, and underwriting. Mr. Fleckenstein has earned the CPCU, CLU and AIC designations. Mr. Fleckenstein is 50 years old.

The above executive officers have certain agreements with the Company as described under “Executive Compensation — Employment and Related Agreements.”

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

Executive Compensation Philosophy

Our executive compensation philosophy is to attract, retain and motivate the most talented and dedicated executives possible consistent with achieving outstanding business performance and stockholder value at a reasonable cost. We are guided by the following principles:

•	Compensation should reward performance. Our compensation programs should promote excellence in our executives by adjusting compensation upwards for strong performance and downwards for individual performance that falls short of expectations and/or when the Company performance lags the industry. Even in periods of temporary downturns in Company performance, however, the compensation programs should continue to ensure that successful, high-achieving employees will remain motivated and committed to the Company.

•	Compensation should be based on the level of job responsibility, individual performance, and Company performance. As employees progress to higher levels in the organization, an increasing proportion of their pay should be linked to Company performance and stockholder returns, because the employees are more able to impact our operating results.

•	A strong link should exist between incentive compensation and corporate profitability. A meaningful equity position for executives leads them to manage from an owner’s perspective.

•	A total rewards package should be competitive with other mid-size companies in the insurance industry.

•	A simple program design is easy to communicate and understand and is motivational. Performance-based compensation programs should enable employees to easily understand how their efforts can affect their pay, both directly through individual performance accomplishments and indirectly through contributing to the Company’s achievement of its strategic and operational goals.

In addition to competitive base salaries, we reward our executive officers with both annual cash bonuses linked to the achievement of short-term corporate goals and individual performance and with long-term equity incentive awards linked to growth, profitability and stockholder returns or long-term deferred compensation awards. We believe that our compensation packages align the interests of our executive officers with the interests of our stockholders.

In this Compensation Discussion and Analysis, we discuss the compensation packages and 2009 compensation of the following executive officers of the Company (who also represent our named executive officers): Richard H. Smith, our President and Chief Executive Officer, John A. Marazza, our Executive Vice President, Chief Financial Officer and Corporate Secretary, E. Edward Camp, our Executive Vice President and Chief Underwriting Officer and Terrance A. Fleckenstein, our Chief Claims Officer. Further details relating to the compensation paid to these named executive officers in 2009 and their employment arrangements with the Company can be found in the “Summary Compensation Table” and the supplemental tables that follow it.

Decision-Making by the Compensation Committee

The members of the Compensation Committee are appointed by the Board, in part, to oversee the programs under which performance is evaluated and compensation is paid or awarded to our executive officers. We used the Hay Group as outside compensation consultants in 2009. Information on the role of the Compensation Committee and our compensation consultant are described in this proxy statement under the section entitled “Compensation Committee.” The Compensation Committee set and approved all compensation awarded to our executive officers. Mr. Smith participated in discussions with the Compensation Committee with respect to the compensation packages of each of our executive officers, but did not participate in the portion of meetings of the Compensation Committee at which his own compensation package was discussed.

Our Process for Setting Executive Compensation Levels

Employment Agreements

Messrs. Smith, Marazza and Fleckenstein each has a written employment agreement or employment letter that governs the principal terms of his compensation, which is discussed below under “Executive Compensation — Employment and Related Agreements.” We anticipate entering into a written employment agreement or employment letter with Mr. Camp in 2010.

Corporate Benchmarking

In 2006, in conjunction with our initial public offering, we compared our executive compensation program with a peer group of publicly-traded and privately held insurance companies that, in the aggregate, both we and the Compensation Committee believed best represented our peers in terms of profitability, stockholder returns, growth, size, focus and competition for executive talent. We believe using a peer group is an appropriate method to understand the executive talent market in which we must compete to attract and retain top-quality talent. The Company adjusted this data in 2007 for inflation, but made no further adjustment for 2008 given then-existing economic conditions. The historic peer group was based on selected companies within our industry and companies that recently completed initial public offerings. The Compensation Committee used this historic peer group as a comparative measure when it established the base salaries of the named executive officers in 2008.

In March 2009, our compensation consultant (in consultation with management and the Compensation Committee) re-evaluated the historic peer group and made adjustments to include more companies of a comparable size to our Company. Our peer group consists of the following companies:

Amerisafe Inc.	Navigators Group
Argonaut Group Inc.	National Interstate Corp.
EMC Insurance Group	One Beacon Insurance
CNA Surety Corporation	RLI Corp.
Hallmark Fin Serv.	Seabright Insurance Holdings, Inc.
HCC Insurance Holdings, Inc.	United America Indemnity
Horace Mann Educators Corporation	Tower Group, Inc.
Markel Corporation	Zenith National Insurance Corp.
Meadowbrook Insurance

The Compensation Committee used this peer group as a comparative measure when it established the base salaries of the named executive officers in 2009, including when it set the base salary of Mr. Camp when he assumed the role of Executive Vice President and Chief Underwriting Officer in October 2009. The Compensation Committee plans to use this peer group as a comparative measure when making compensation decisions in 2010 and beyond.

Overall, we structure the elements of our compensation program to be competitive within a range slightly above the 50th percentile of our peer group. However, we strongly believe in engaging the most dedicated and talented executives in critical functions, and this may entail negotiations with individual executives who have significant compensation packages in place with their current employer. The Compensation Committee may determine that it is appropriate to provide compensation outside of the normal range to individuals to address (a) job and position responsibilities, (b) strategic investment in individuals deemed critical to our leadership succession plans, (c) retention of critical talent, (d) outstanding individual performance, (e) prior applicable work experience and (f) internal pay equity. The Compensation Committee does not assign specific weights to these criteria. Therefore, for some executives, some elements of pay may fall outside the 50th percentile range.

Components of Executive Compensation for 2009

Our executive compensation package is comprised of base salary, annual incentive bonus opportunities, long-term incentive compensation and employee benefits and perquisites. In addition, the compensation for our executive officers includes severance and change of control protection. In general, the Compensation Committee intends that overall compensation should reflect the competitive marketplace. At the same time, we recognize that the costs of our compensation program impact our financial performance. Consistent with balancing these objectives, our short-term and long-term incentives are based on financial performance targets established by our Compensation Committee based on market conditions, business goals and strategic initiatives for the applicable year and/or outperforming our peer group so as to provide the executive with meaningful performance-based compensation in situations where stockholders receive added value. The other compensation elements allow us to retain executives at a reasonable cost when we do not improve financial performance over the previous year or where we under perform our peer group.

Base Salary

Each of our executive officers has a minimum base salary that is set by his employment agreement or letter. Potential increases to base salaries are reviewed annually by the Compensation Committee, with adjustments made based primarily on the recommendations of the Chief Executive Officer for officers other than himself. In reviewing base salaries, we have historically reviewed competitive market data supplied by our compensation consultant. Base salary decisions are intended to adequately compensate executive officers for performing their duties and in a manner that maintains internal equitable treatment. Overall, base salary levels for executive officers are targeted, on average, around the 50th percentile for similar positions in our peer group and survey data. Using competitive market data as a guideline, in determining the base salaries of the named executive officers for 2010, the Company considered various factors, including the position of the executive officer, the compensation of officers in our peer group, the performance of the Company and increases in responsibilities. Prior to 2010, the Company had also relied on specific corporate objectives in setting base salaries; for example, in setting base salaries for 2009, the Compensation Committee used specific objectives such as delivering profits in the top one third of the Company’s peer group, delivering 20% growth in premiums produced by the Company and delivering a return on equity of between 16.5% and 18.0% (which objectives were not met). Specific objectives for the Chief Executive Officer also included the expansion and development of the executive management team. In the compensation review cycle for 2010, the Compensation Committee concluded that it was more appropriate to use specific performance measures as a factor in establishing and adjusting short-term and long-term incentive compensation rather than base salaries and that base salaries should be more market driven.

For 2009, given the then-existing economic environment, the Compensation Committee maintained base salaries for executive officers at their 2008 levels. Accordingly, base salaries for Messrs. Smith, Marazza and Fleckenstein for 2009 were $800,000, $375,000 and $265,000 respectively. The base salary for Mr. Camp, who became an executive officer in October 2009, was set by the Compensation Committee at $350,000 after consultation with the Chief Executive Officer and the compensation consultant.

For 2010, again based on the economic environment facing the property and casualty insurance market, Mr. Smith’s salary was reduced by $50,000 to $750,000, while the base salaries for Messrs. Marazza, Camp and Fleckenstein were maintained at their 2009 levels.

2009 Bonuses

In March 2009, we adopted our Management Incentive Plan for 2009, which was implemented under our Performance-Based Annual Incentive Plan, which we refer to as the annual incentive plan. The annual incentive plan is designed to provide annual cash awards that satisfy the conditions for performance-based compensation under Section 162(m) of the Code. Typically, the performance period is a fiscal year. In 2009, the key metrics used to determine whether the target was realized were based upon the growth in gross written premiums, net operating income and growth in book value of the Company. Our Company’s performance relative to its peer group is also considered although to a lesser degree. The Compensation Committee’s policy is to set reasonable corporate performance goals that can be achieved with superior performance. Under the Management Incentive Plan, the target bonus amounts may increase in cases where our Company exceeds the performance goals established by the Compensation Committee. Target bonus percentages and target bonus amounts reflect the base target percentages and amounts established by the Compensation Committee in March 2009. Our 2009 plan targets were $30.7 million in net operating income, 10% growth in premiums produced and 10% growth in the book value of the Company.

For 2009, the Company achieved $26.3 million in net operating income, which was 85.6% of the $30.7 million target and resulted in a payout percentage of 71.3% for this component. In addition, the Company achieved 7.2% growth in gross written premiums, which was 72.0% of the 10% target and resulted in a payout percentage of the same for this component, and was determined by the Compensation Committee to be the top performer of its peer group for premium growth. Lastly, the Company grew book value by 20.8%, or 208.1% of target and resulted in a payout percentage of the same for this component. Based on these results, the Company achieved a performance result at 124% of target. The Compensation Committee used its negative discretion to set the total bonus pool at 115% of target.

In determining the amount of the bonuses awarded under the Management Incentive Plan to our executive officers, the Compensation Committee, in consultation with Mr. Smith (for executive officers other than himself) and its compensation consultant, determined the 2009 bonus amounts based upon an assessment of how each executive officer helped us achieve identified performance goals. The Compensation Committee also used its discretion to adjust the bonus amounts to executive officers to reward more subjective and unquantifiable individual performance that contributes to the success of our Company. There was no minimum or maximum bonus amount under the Management Incentive Plan for 2009. The bonus calculation and the final total bonus amounts approved by the Compensation Committee for the named executive officers under the Management Incentive Plan are set forth in the table below:

		2009 Target
	Target Bonus as	Bonus Under	2009
	Percentage of	Management	Total Actual
Name	Base Salary(1)	Incentive Plan(1)	Bonus

Richard H. Smith	100%	$800,000	$1,000,000
John A. Marazza	75%	281,250	350,000
E. Edward Camp	65%	227,500	300,000
Terrance A. Fleckenstein	50%	132,500	100,000

(1)	Target bonus percentages and target bonus amounts reflect the base target percentages and amounts established by the Compensation Committee in March 2009. They do not reflect increases to the base targets under the Management Incentive Plan for 2009 based on performance by the Company that exceeded the performance goals established by the Compensation Committee.

Our Chief Executive Officer has discretion over determining the annual bonuses for employees who are not executive officers, and can set those bonuses based upon specific facts and circumstances, either relating to the Company itself or to the individual performance of the employee. The Compensation Committee reviews the bonuses for certain employees of the Company who are not executive officers and consults with the Chief Executive Officer in connection with his award of those bonuses.

Long-Term Equity Compensation

We are committed to long-term incentive programs for our executives that promote our long-term growth and encourage employee retention and stock ownership. We believe that our long-term equity compensation program achieves the goal of aligning the executives’ compensation with our long-term growth, and thus aligns the executive’s interests with our stockholders’ interests. Accordingly, we believe that our executive officers should be rewarded with a proprietary interest in the Company for continued long-term performance and that this practice helps to attract, motivate and retain qualified and talented executives.

We initially adopted the First Mercury Financial Corporation Omnibus Incentive Plan of 2006 in connection with our initial public offering. In 2009, our stockholders approved the First Mercury Financial Corporation Amended and Restated Omnibus Incentive Plan of 2006 (the “Omnibus Plan”). The Omnibus Plan permits the issuance of long-term incentive awards to our employees and non-employee directors and employees of our subsidiaries to promote the interests of our company and our stockholders. It is designed to promote these interests by providing such employees and eligible non-employee directors with a proprietary interest in pursuing the long-term growth, profitability and financial success of our Company. The Omnibus Plan is administered by our Compensation Committee. The aggregate number of shares of our common stock that may be issued under the Omnibus Plan will not exceed 3,150,000. No participant may receive in any calendar year awards relating to more than 500,000 shares of our common stock. Awards may consist of stock options (incentive stock options or nonqualified stock options), stock appreciation rights, restricted stock, restricted stock units, deferred stock units, performance shares, performance cash awards, and other stock or cash awards. The exercise price of any stock option must be equal to or greater than the fair market value of the shares on the date of the grant, unless it is a substitute or assumed stock option, restricted stock, restricted stock unit or deferred stock unit, performance share, performance cash award, stock awards, other stock or cash awards. The term of any award made under this plan cannot be longer than ten years. At December 31, 2009, 1,268,187 shares were subject to outstanding awards and options and 1,813,036 shares were available under the Omnibus Plan.

We have made and intend to continue to make annual grants of equity to our executive officers under our Omnibus Plan. We do not have any formal policy with respect to allocations between stock options and restricted stock awards although we plan to use a mix of stock options and restricted stock as our primary long-term incentive vehicle. We believe that stock options and restricted stock align employees’ interests with stockholders. With options, the employee realizes no value when the price of the stock remains the same or declines from the price at grant. Restricted shares provide valuable retention features due to their vesting schedule, and also give executives an ownership “stake” in a relatively new public company that they might otherwise only be able to develop over time. The number of stock options or shares of restricted stock awarded to an executive officer is based on the individual’s level in the organization, competitive practices, individual performance and internal pay equity. The Compensation Committee does not assign specific weights to these criteria. Targeted long-term incentive positions for executive officers were established after reviewing an external market competitiveness analysis conducted by an independent consultant. If stock options are awarded, the exercise price of the option may not be less than 100% of the fair market value of our common stock on the option grant date. While historically a greater percentage of our long-term equity compensation was in the form of stock options, beginning in 2009, we decided to provide a more even balance between options grants and stock awards.

In March 2009, for his service to our Company in 2008, the Compensation Committee granted to Mr. Fleckenstein options to purchase 7,500 shares of common stock under our Omnibus Plan. The per share exercise price for the options was the closing market price of our common stock on the New York Stock Exchange on the date of grant. These options vest in equal amounts over the first three anniversaries of the option grant and have a ten year term. Also in March 2009, for their services to our Company in 2008, the Compensation Committee awarded Messrs. Marazza and Fleckenstein 22,500 and 7,500 shares of restricted stock, respectively, which will vest in equal amounts over the first three anniversaries of the grant date of the awards. The equity award levels were determined based upon peer market data and vary among the executive officers based upon their positions with the Company.

In March 2010, for their services to our Company in 2009, the Compensation Committee awarded to Messrs. Marazza, Camp and Fleckenstein 30,000, 15,000 and 10,000 shares of restricted stock, respectively, which will vest in equal amounts over the first three anniversaries of the grant date of the awards. The equity award levels were determined based upon peer market data and vary among the executive officers based upon their positions with the Company.

Employee Benefits and Perquisites

We offer our executive officers standard employee benefits, including the ability to participate in our group life, health, dental, vision and disability insurance and in our 401(k) Plan. We match contributions made by our executive officers to our 401(k) Plan by up to 35% per year, consistent with the matching contribution for all participants of the plan. In order to attract and retain executive officers, the Committee has also approved arrangements providing executive officers with certain perquisites, such as providing housing and relocation benefits and use of the Company-leased automobile and gas allowance (for which they are reimbursed maintenance costs and are provided insurance).

In addition, our CEO, CFO and, under certain circumstances, our other executive officers, are permitted to use the corporate aircraft for personal, non-business-related purposes. Prior to using the corporate aircraft for such purposes, our executive officers are required to enter into (or otherwise be covered by) a timeshare lease agreement with the Company governing their use and payment obligations with respect to the aircraft. Such lease agreements require the user to reimburse us, to the extent reimbursement is permitted by the Federal Aviation Administration (“FAA”), for the variable costs of such flight. We calculate our variable cost for personal use of corporate aircraft based on FAA regulations, which may include twice the cost of fuel; oil; crew travel expenses; hangar and tie-down costs away from home base; insurance for the specific flight; landing fees, airport taxes, and similar fees; customs, foreign permit, and similar fees directly related to the specific flight; in flight catering; passenger ground transportation; flight planning and weather contract services. In accordance with FAA regulations, our executive officers are not required to reimburse us for fixed costs associated with the aircraft, such as pilots’ and other employees’ salaries, purchase costs, aircraft maintenance, insurance, or hangar expenses. When seats are available on business-related trips taken by an executive officer, family members and non-business guests of the executive officers may also be permitted to fly on the aircraft. In cases where family members or other non-business guests accompany an executive officer on a trip, the executive officer receives imputed income for income tax purposes on the usage of the aircraft by such family members or non-business guests using Standard Industry Fare Level rates pursuant to applicable Internal Revenue Service regulations.

A listing of the total costs incurred for perquisites on behalf of named executive officers is set forth in the “All Other Compensation” table below.

Deferred Compensation

Prior to our initial public offering, in August 2006, our Board approved the First Mercury Financial Corporation Non-Qualified Deferred Compensation Plan, which is designed to provide a select group of highly compensated employees, and non-employee directors, the benefits of a non-qualified, unfunded plan of deferred compensation subject to Section 201(2) of ERISA and the provisions of Section 409A of the Internal Revenue Code. Under the plan, executive officers will be entitled to make an irrevocable election to defer receipt of up to 75% of base salary and up to 100% of any bonus. We also may make discretionary contributions to participants’ deferred accounts. The purpose of the plan is to provide a tax-deferred retirement savings alternative for amounts exceeding the Internal Revenue Code limitations on qualified programs. This plan is not currently implemented by the Company.

In 2007, we introduced our Supplemental Executive Retirement Plan (the “SERP”), pursuant to which we can make cash contributions on behalf of our named executive officers as a long-term retention incentive. The SERP also permits our named executive officers to defer the receipt of income that would otherwise be payable in the calendar year. The contributions made under the SERP do not begin to vest until seven years after the contribution is made with full vesting occurring ten years after the contribution date, subject to earlier vesting in the event of death, disability, or attaining age sixty-four while employed by our Company. Mr. Smith is the only named executive officer that currently participates in the SERP. As discussed below under “Compensation of our Chief Executive Officer,” in March 2009, the Compensation Committee authorized the contribution of $1,250,000 to the SERP as Mr. Smith’s 2008 long-term incentive compensation. In March 2010, the Compensation Committee authorized an award that the Compensation Committee valued at $1,250,000 as Mr. Smith’s 2009 long-term incentive compensation. In the case of Mr. Smith, contributions to the SERP will vest in four years, when he reaches age sixty-four. Amounts contributed to the SERP will not be distributed until Mr. Smith’s separation from service with the Company.

In March 2009, the Compensation Committee authorized the payment of $125,000 of Mr. Marazza’s compensation for 2008 through a nonqualified deferred compensation arrangement pursuant to the terms of an incentive compensation agreement between the Company and Mr. Marazza. In March 2010, the Compensation Committee authorized payment of $150,000 of Mr. Marazza’s compensation for 2009 through such deferred compensation arrangement. Under the terms of this incentive compensation agreement, the deferred compensation awards vest in three equal installments on the first three anniversaries of each award, subject to earlier vesting upon termination of Mr. Marazza’s employment (other than by Mr. Marazza without good reason or by the Company for cause) or a change of control of the Company. Mr. Marazza is entitled to receive payment of the vested portion of the award upon his termination of employment (other than by Mr. Marazza without good reason or by the Company for cause) or a change of control of the Company.

Compensation of our Chief Executive Officer

In March 2009 and 2010, the Compensation Committee approved 2009 and 2010 compensation amounts for Mr. Smith, our Chief Executive Officer. For 2009, the Compensation Committee approved a base salary for Mr. Smith of $800,000, a target bonus of 100% of his base salary under the 2009 Management Incentive Plan, and long-term incentive compensation target of 100% of his base salary. Given the performance of the Company in 2009, the Compensation Committee decided to award Mr. Smith a total annual incentive bonus in the amount of $1,000,000 and a long-term incentive valued at $1,250,000. In 2009, the Compensation Committee concluded that since Mr. Smith already had a significant interest in our common stock, providing Mr. Smith’s long-term incentive compensation in the form of stock options or other equity awards would not achieve our goal of further aligning executive compensation with stockholder interests. The Compensation Committee re-evaluated this conclusion in March 2010 and, given the Company’s stock price, current market conditions and the Company’s prospects and business plan objectives, the Compensation Committee determined that Mr. Smith’s 2009 long-term incentive compensation award of $1,250,000 should track the value of 100,000 shares of the Company’s common stock commencing April 1, 2010. Mr. Smith also continued to be entitled to customary benefits pursuant to his employment agreement, which is discussed below under “Executive Compensation — Employment and Related Agreements.”

Termination and Change in Control Payments

The employment agreements for (or letter agreements with) our executive officers contain customary non-compete, non-solicit, non-disparagement and confidentiality covenants that restrict these executives during the terms of their employment and for certain periods after their termination equal to the terms of their severance arrangements. The agreements also obligate us to pay our executive officers severance in connection with a change in control and certain terminations. See “Potential Payments Upon Termination of Employment” below for additional details. The change in control arrangements are designed to retain executives and provide continuity of management in the event of an actual or threatened change in control.

Stock Ownership Guidelines

Although we have no formal guidelines on stock ownership by our executive officers, in order to link the interests of management and stockholders, executive officers are encouraged to use shares obtained on the exercise of their stock options and receipt of restricted shares, after satisfying the cost of acquisition and taxes, to maintain or to establish a significant level of direct stock ownership.

Securities Trading Policy

Members of the Board, executives and other employees may not engage in any transaction in which they may profit from short-term speculative swings in the value of our securities. This includes “short sales” (selling borrowed securities which the seller hopes can be purchased at a lower price in the future) or “short sales against the box” (selling owned, but not delivered securities), “put” and “call” options (publicly available rights to sell or buy securities within a certain period of time at a specified price or the like) and hedging transactions. In addition, this policy is designed to ensure compliance with all insider trading rules.

Internal Revenue Code Section 162(m)

Favorable accounting and tax treatment of the various elements of our compensation program is an important consideration in their design, but it is not the sole consideration. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to our named executive officers (other than our chief financial officer) to $1,000,000 annually, unless the compensation qualifies as “performance-based compensation” or is otherwise exempt under Section 162(m). To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible. We believe that Section 162(m) will not prevent us from receiving a tax deduction in 2009 for the compensation paid to our named executive officers because, under a transition rule for new public companies, the deduction limits under Section 162(m) do not apply to any compensation paid pursuant to a compensation plan or agreement that existed during the period in which the corporation was not publicly held, to the extent that the prospectus accompanying the initial public offering disclosed information concerning those plans or agreements that satisfied all applicable securities laws then in effect. The Company believes that it can rely on this transition rule for awards made prior to the Company’s 2010 annual meeting of stockholders, including for awards set forth in a 2010 management incentive plan, to be paid in March 2011. At last year’s annual stockholder meeting, our stockholders approved a proposal making benefits awarded under the Omnibus Plan qualify as performance-based compensation for purposes of Section 162(m). In addition, at this year’s annual meeting, the Company is proposing that the stockholders approve the annual incentive plan so that benefits awarded under the annual incentive plan qualify as performance-based compensation for purposes of Section 162(m). While we consider the potential impact of Section 162(m) on our compensation decisions, we may approve compensation for an executive officer that does not meet the deductibility requirements of Section 162(m) in the future in order to maintain competitive compensation packages and attract talented leaders.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement on Schedule 14A.

Respectfully submitted,

Steven A. Shapiro, Chair Thomas B. Kearney, Member William C. Tyler, Member

The Report of Compensation Committee Report and related disclosure shall be deemed incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, but shall not be otherwise incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

Executive Compensation Tables

The following table sets forth aggregate amounts of compensation paid or accrued by us for the years ended December 31, 2009, 2008 and 2007 for services rendered to us by our named executive officers.

Summary Compensation Table

					Option	Non-Equity	All Other
				Stock	Awards	Incentive Plan	Compensation
Name and Principal Position	Year	Salary	Bonus(1)	Awards(2)	(2)	Compensation(1)	(3)	Total

Richard H. Smith	2009	$800,000	$—	$—	$—	$1,000,000	$1,268,169	$3,068,169
President & Chief	2008	791,667	—	—	—	1,250,000	1,261,162	3,302,829
Executive Officer	2007	750,000	—	—	—	1,250,000	1,015,574	3,015,574
John A. Marazza	2009	375,000	—	449,700	—	350,000	181,009	1,355,709
Executive Vice President &	2008	366,667	—	292,725	—	400,000	152,144	1,211,536
Chief Financial Officer	2007	325,000	—	149,300	205,380	400,000	52,730	1,132,410
E. Edward Camp	2009	275,000	—	224,850	—	300,000	11,241	811,091
Executive Vice President &	2008	250,000	275,000	65,050	33,187	—	270	623,507
Chief Underwriting Officer	2007	245,833	250,000	—	93,275	—	180	589,288
Terrance A. Fleckenstein (4)	2009	265,000	—	149,900	—	100,000	23,629	538,529
Chief Claims Officer	2008	121,458	—	241,275	41,484	100,000	15,559	519,776

(1)	Bonus awards for 2007, 2008 and 2009 were made pursuant to the Management Incentive Plan for the applicable period as discussed above in “Compensation Discussion and Analysis” and were paid in March 2008, 2009 and 2010, respectively. Prior to 2009, bonus awards for Mr. Camp were not made pursuant to the annual incentive plan.

(2)	See the table “Outstanding Equity Awards at 2009 Fiscal Year End” for information on these stock and option awards. A discussion of the assumptions used in calculating these values may be found in Note 13 to our 2009 audited consolidated financial statements on pages 102 to 104 of our 2009 annual report on Form 10-K. In addition, in March 2009, the Compensation Committee approved a grant of stock options to Mr. Fleckenstein and grants of restricted stock to Messrs. Marazza and Fleckenstein. These grants are reflected in the table above and are described in “Compensation Discussion and Analysis — Long Term Equity Compensation”.

(3)	All Other Compensation is as follows:

		Company					Group-Term
		401(K)				Personal Use of	Life Insurance
		Matching	Car	Travel &		Corporate	Premium
Name	Year	Contribution	Allowance	Housing		Aircraft(3d)	Payment	Other Items		Total

Richard H. Smith	2009	$6,000	$2,062	$—		$9,333	$774	$1,250,000	(a)	$1,268,169
	2008	8,200	2,188	—		—	774	1,250,000	(a)	1,261,162
	2007	8,200	6,600	—		—	774	1,000,000	(a)	1,015,574
John A. Marazza	2009	5,775	2,192	22,277	(b)	484	281	150,000	(c)	181,009
	2008	6,200	2,320	18,354	(b)	—	270	125,000	(c)	152,144
	2007	6,200	4,980	41,280	(b)	—	270	—		52,730
E. Edward Camp	2009	—	505	10,466		—	270	—		11,241
	2008	—	—	—		—	270	—		270
	2007	—	—	—		—	180	—		180
Terrance A. Fleckenstein	2009	—	—	23,359		—	270	—		23,629
	2008	—	—	15,435		—	124	—		15,559

(3a)	Consists of the Company contribution to the SERP made in March 2008 and 2009 as long-term incentive compensation for 2007, 2008 and 2009. Contributions made under the SERP on Mr. Smith’s behalf will vest in four years upon his attaining age 64, subject to earlier vesting in the event of death, disability or a change in control. Amounts contributed to the SERP will not be distributed unless vested and until Mr. Smith’s separation from service with the Company.

(3b)	In connection with joining the Company, Mr. Marazza received $4,000 per month from July 2006 through June 2007 to cover temporary housing and related expenses. Additionally, Mr. Marazza was reimbursed commuting expenses in the amount of $17,280, $18,354 and $21,473 for 2007, 2008 and 2009, respectively.

(3c)	Consists of a deferred compensation arrangement made in March 2009 and March 2010 as long-term incentive compensation for 2008 and 2009, respectively. Contributions will vest in three equal installments on the first three anniversaries of the award, subject to earlier vesting upon a change of control or upon termination of Mr. Marazza’s employment with the Company other than for cause. Mr. Marazza is entitled to receive payment of the vested portion of the award upon his termination of employment or a change of control of the Company.

(3d)	The income for personal use of the Company plane was determined by using Standard Industry Fare Level rates pursuant to applicable Internal Revenue Service regulations.

(4)	Mr. Fleckenstein joined the Company in July 2008. Pursuant to his employment letter, Mr. Fleckenstein received an annual base salary of $265,000, 10,000 shares of restricted stock and a minimum guaranteed bonus of $100,000 for 2008.

Grants of Plan-Based Awards in 2009

		Future Payouts
		Under Non-Equity	All Other Stock	All Other Option	Exercise or Base	Grant Date Fair
		Incentive Plan	Awards:	Awards: Number of	Price of Option	Value of Stock
	Grant	Awards(1)	Number of	Securities Underlying	Awards	and Option
Name	Date	Target	Shares(2)	Options(2)	($/Share)	Awards

Richard H. Smith	03/05/2009	$800,000	—	—	$—	$—
John A. Marazza	03/05/2009	281,250	22,500	—	—	292,725
E. Edward Camp	03/05/2009	227,500	5,000	6,000	13.01	98,237 (3)
Terrance A. Fleckenstein	03/05/2009	132,500	7,500	7,500	13.01	139,059 (3)

(1)	Awards under the Management Incentive Plan for 2009 have been determined as described in the Summary Compensation Table above.

(2)	These stock awards and options were awarded under our Omnibus Plan and vest in equal amounts on the first three anniversaries of the grant date.

(3)	The grant date fair value of Mr. Camp’s stock and option awards is $65,050 and $33,187, respectively. The grant date fair value of Mr. Fleckenstein’s stock and option awards is $97,575 and $41,484, respectively.

Outstanding Equity Awards at 2009 Fiscal Year End

	Option Awards					Stock Awards
	Number of	Number of
	Securities	Securities						Market
	Underlying	Underlying				Number of		Value of
	Unexercised	Unexercised				Shares of		Shares of
	Options	Options		Option	Option	Stock That		Stock That
	(#)	(#)		Exercise	Expiration	Have Not		Have Not
Name	Exercisable	Unexercisable		Price	Date	Vested		Vested

Richard H. Smith	52,540	—		$1.51	07/14/2013	—		$—
	48,840	—		1.62	07/14/2013
	45,880	—		1.73	07/14/2013
	40,700	—		1.95	07/14/2013
John A. Marazza	50,000	—	(1)	17.00	10/16/2013	29,166	(2)	399,866
	36,667	18,333	(3)	20.75	03/08/2017
	13,334	26,666	(4)	14.93	03/06/2018
E. Edward Camp	10,000	—	(1)	17.00	10/16/2013	5,000	(8)	68,550
	4,000	2,000	(5)	20.75	03/08/2017
	5,000	10,000	(6)	17.32	05/15/2018
	—	6,000	(7)	13.01	03/05/2019
Terrance A. Fleckenstein	—	7,500	(9)	13.01	03/05/2019	14,166	(10)	194,216

(1)	These options have a seven year term.

(2)	These restricted stock awards vest as follows: For 6,666 restricted stock awards, 3,333 on March 6, 2010 and 3,333 on March 6, 2011; for 22,500 restricted stock awards, 7,500 on March 5, 2010, 7,500 on March 5, 2011 and 7,500 on March 5, 2012.

(3)	These options have a ten year term and vest as follows: 18,334 on March 8, 2008, 18,333 on March 8, 2009, and 18,333 on March 8, 2010.

(4)	These options have a ten year term and vest as follows: 13,334 on March 6, 2009, 13,333 on March 6, 2010, and 13,333 on March 6, 2011.

(5)	These options have a ten year term and vest as follows: 2,000 on March 8, 2008, 2,000 on March 8, 2009, and 2,000 on March 8, 2010.

(6)	These options have a ten year term and vest as follows: 5,000 on May 15, 2009, 5,000 on May 15, 2010, and 5,000 on May 15, 2011.

(7)	These options have a ten year term and vest as follows: 2,000 on March 5, 2010, 2,000 on March 5, 2011 and 2,000 on March 5, 2012.

(8)	This restricted stock award vests as follows: 1,667 on March 5, 2010, 1,667 on March 5, 2011 and 1,666 on March 5, 2012.

(9)	These options have a ten year term and vest as follows: 2,500 on March 5, 2010, 2,500 on March 5, 2011, and 2,500 on March 5, 2012.

(10)	These restricted stock awards vest as follows: For 6,666 restricted stock awards, 3,333 on August 27, 2010 and 3,333 on August 27, 2011. For 7,500 restricted stock awards, 2,500 on March 5, 2010, 2,500 on March 5, 2011 and 2,500 on March 5, 2012.

Option Exercises and Stock Vested in 2009

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on Exercise	Value Realized	Acquired on Vesting	Value Realized
Name	(#)	on Exercise	(#)	on Vesting(1)

Richard H. Smith	—	$—	—	$—
John A. Marazza	—	—	3,334	44,542
E. Edward Camp	—	—	—	—
Terrance A. Fleckenstein	—	—	3,334	46,909

(1)	Amount calculated using the closing price of our common stock on the New York Stock Exchange on the date the stock award vested.

Nonqualified Deferred Compensation

The table below sets forth, for each of our named executive officers, information regarding his participation in deferred compensation arrangements with the Company during 2009.

					Aggregate
		Registrant	Aggregate	Aggregate	Balance at
	Executive Contributions	Contributions in	Earnings in	Withdrawls/	2009 Year-
Name	in 2009	2009	2009	Distributions	End

Richard H. Smith	$—	$1,250,000 (1)	$275,526	$—	$2,763,967 (2)
John A. Marazza	—	125,000 (3)	—	—	125,000
E. Edward Camp	—	—	—	—	—
Terrance A. Fleckenstein	—	—	—	—	—

(1)	Reflects the 2009 Company contribution to the SERP for performance in 2008. Does not reflect Company contribution to the SERP in 2010 for performance in 2009, which is described in the “Summary Compensation Table” above. Amounts contributed to the SERP for Mr. Smith will vest in four years when he reaches age sixty-four, subject to earlier vesting in the event of death, disability or upon a change in control. Amounts contributed to the SERP would not be distributed unless vested and until Mr. Smith’s separation from service with the Company.

(2)	The aggregate balance of Mr. Smith’s nonqualified deferred compensation at 2008 year end was $1,238,441.

(3)	Does not reflect Company contributions pursuant to a deferred compensation arrangement made in 2010 for performance in 2009, which is described in the “Summary Compensation Table” above. Amounts contributed pursuant to this arrangement for Mr. Marazza will vest over three years, subject to earlier vesting in the event of a change in control or upon termination of Mr. Marazza’s employment with the Company other than for cause or by Mr. Marazza without good reason. Amounts contributed under this arrangement will not be distributed unless vested and until Mr. Marazza’s separation from service with the Company.

Employment and Related Agreements

Agreement with Mr. Smith

On August 21, 2007, we entered into an employment agreement (the “Agreement”) with Mr. Smith. The Agreement became effective as of August 1, 2007 and continues for a period of five years with automatic renewal for successive twelve month periods. Under the Agreement, Mr. Smith serves as our Chairman, President and Chief Executive Officer and performs such duties as are traditionally associated with such positions. The Agreement provides for Mr. Smith to receive an annual base salary of $750,000, subject to review at least annually by the Compensation Committee. Mr. Smith is also eligible to (i) participate in our Performance-Based Annual Incentive Plan (or other short-term incentive plan), (ii) receive awards under our Omnibus Incentive Plan of 2006 and (iii) participate in the SERP.

In addition to termination in the event of death or disability, Mr. Smith’s employment may be terminated by us for Cause (as defined in the Agreement), by Mr. Smith for Good Reason (as defined in the Agreement) or by us without Cause or by Mr. Smith without Good Reason. In the event of termination by us without cause or by Mr. Smith for Good Reason, Mr. Smith will be entitled to (i) payment of any accrued base salary, accrued vacation and a pro rata bonus in a lump sum within ninety (90) days of the date of termination, (ii) benefits in accordance with the terms of the applicable employee benefit plans through the date of termination and (iii) his rights with respect to any equity awards as determined under the terms of the plan and any grant agreement under which such awards were granted and his rights with respect to our Supplemental Executive Retirement Plan as determined in accordance with the terms of such plan. In addition to the foregoing benefits, if Mr. Smith executes a release of claims against us in connection with a termination by us without Cause or by Mr. Smith for Good Reason, Mr. Smith will be entitled to receive (1) an amount equal to the sum of (x) thirty (30) months of base salary plus (y) an amount equal to the sum of the actual annual incentive bonuses paid to Mr. Smith in the two fiscal years immediately preceding the fiscal year in which the termination occurs multiplied by 1.25 (the sum of (x) and (y) being the “Separation Amount”), and (2) in the event Mr. Smith makes a timely election of COBRA continuation coverage, we shall either pay directly or reimburse Mr. Smith for all related COBRA premiums due with respect to such continuation coverage for the lesser of the term of such coverage or thirty (30) months. In the event that we elect to terminate Mr. Smith’s employment without Cause or Mr. Smith elects to terminate his employment for Good Reason and the date of termination occurs within a certain period prior to or following the effective date of a change in control event (as defined in the Agreement), any and all equity awards which are not vested on the termination date shall be deemed to have vested on the termination date and the Separation Amount shall be paid in a lump sum promptly following the later of the termination date or the effective date of the change in control event. Mr. Smith is subject to perpetual obligations of confidentiality under the Agreement as well as to customary non-competition and non-solicitation covenants which continue for a period of twenty-four (24) months following termination of employment.

Agreement with Mr. Marazza

On December 10, 2009, we entered into an employment agreement with John A. Marazza, our Executive Vice President, Chief Financial Officer and Corporate Secretary. Under the Agreement, which replaces Mr. Marazza’s July 2006 letter agreement, Mr. Marazza will continue to serve in the same capacities and perform such duties as are traditionally associated with such positions. The Agreement provides that Mr. Marazza will be paid an annual base salary of $375,000, subject to annual review under direction of our Board. Mr. Marazza will also be eligible to participate in our Performance-Based Annual Incentive Plan (or other short-term incentive plan) and receive awards under the Company’s Omnibus Incentive Plan (or any successor equity based compensation plan).

In the event of termination by us for Cause (as defined in the Agreement) or by Mr. Marazza other than for Good Reason (as defined in the Agreement), Mr. Marazza will be entitled to (a) any accrued base salary through the termination date, and (b) any annual incentive bonus award earned and payable in accordance with any performance period that ended prior to the termination date. In the event of Mr. Marazza’s termination of employment due to death, Mr. Marazza’s estate or personal representative shall be entitled to receive (i) any accrued base salary through the termination date, (ii) any annual incentive bonus award earned and payable in accordance with any performance period that ended prior to the termination date, and (iii) a pro rated bonus for the performance period that included the termination date.

In the event of termination by (a) mutual agreement of us and Mr. Marazza, (b) us without Cause or due to Mr. Marazza’s Disability (as defined in the Agreement), or (c) Mr. Marazza for Good Reason, then Mr. Marazza will be entitled to (i) payment of any accrued base salary, (ii) any annual incentive bonus award earned and payable in accordance with any performance period that ended prior to the termination date, (iii) a pro rated bonus for the performance period that included the termination date, (iv) an amount equal to the sum of the actual annual incentive bonuses awarded and paid to Mr. Marazza with respect to the two years immediately preceding the fiscal year in which termination of employment occurs and (v) a continuation of his then current base salary and benefits for the twenty-four (24) month period following the date of termination or resignation. In addition, for certain termination events, all equity awards outstanding at the time of Mr. Marazza’s termination shall immediately vest and be exercisable for the shorter of the remaining term of the award and one year. We may require Mr. Marazza to execute a general release of claims and provide transition services in order to receive certain of the payments that

Mr. Marazza is entitled to upon his termination. Mr. Marazza is subject to perpetual obligations of confidentiality under the Agreement as well as to customary non-competition and non-solicitation covenants which continue for a period of twenty-four (24) months following termination of employment.

Agreement with Mr. Fleckenstein

In June 2008, we entered into a letter agreement with Mr. Fleckenstein under which Mr. Fleckenstein serves as our Chief Claims Officer. Under the letter agreement, Mr. Fleckenstein’s annual base salary is $265,000 and his cash bonus target is 50% of his base salary. Mr. Fleckenstein’s annual long-term incentive plan target award is 35% of his base salary. Mr. Fleckenstein is subject to a non-competition and non-solicitation covenant which lasts for a period of one year following his termination for any reason.

Potential Payments Upon Termination

The tables below reflect the amount of compensation to each of the named executive officers in the event of termination of his employment with the Company. The amount of compensation payable to each named executive officer upon termination without cause, termination for good reason, voluntary termination, involuntary termination for cause or in the event of disability, death or retirement of the person is shown below. The amounts shown assume that such termination was effective as of December 31, 2009, and thus includes amounts earned through such time and are estimates of the amounts which would be paid upon termination. The actual amounts to be paid out can only be determined at the time of termination. Payments due upon a change of control are discussed above under “Employment and Related Agreements.”

			Equity
	Cash Severance		Value of
		Non-Equity	Accelerated
		Incentive	Unvested	Benefit
	Base Salary	Compensation	Equity(1)	Continuation		Total

Richard H. Smith(2)
• without cause	$2,000,000	$2,000,000	$—	$36,226	(3)	$4,036,226
• for good reason	2,000,000	2,000,000	—	36,226	(3)	4,036,226
• voluntary	—	—	—	—		—
• for cause	—	—	—	—		—
• disability	—	984,000	—	—		984,000
• retirement	—	—	—	—		—
• death	—	984,000	—	—		984,000
John A. Marazza(4)
• without cause	750,000	800,000	399,866	12,807	(5)	1,962,673
• for good reason	750,000	800,000	399,866	12,807	(5)	1,962,673
• voluntary	—	—	—	—		—
• for cause	—	—	—	—		—
• disability	750,000	800,000	399,866	12,807	(5)	1,962,673
• retirement	—	—	—	—		—
• death	—	—	399,866	—		399,866
E. Edward Camp
• without cause	—	—	—	—		—
• for good reason	—	—	—	—		—
• voluntary	—	—	—	—		—
• for cause	—	—	—	—		—
• disability	—	—	72,750	—		72,750
• retirement	—	—	—	—		—
• death	—	—	72,750	—		72,750

Equity
	Cash Severance		Value of
		Non-Equity	Accelerated
		Incentive	Unvested	Benefit
	Base Salary	Compensation	Equity(1)	Continuation	Total

Terrance A. Fleckenstein
• without cause	—	—	—	—	—
• for good reason	—	—	—	—	—
• voluntary	—	—	—	—	—
• for cause	—	—	—	—	—
• disability	—	—	199,466	—	199,466
• retirement	—	—	—	—	—
• death	—	—	199,466	—	199,466

(1)	All of the payments made in respect of the equity grants referred to above contain the following provisions:

•	Death or Total Disability: All option shares vest as of the date of death or total disability and may be exercised in the case of grants issued under (a) the 1998 Stock Option Plan (the “1998 Plan”), for a period of ninety days thereafter or (b) the Omnibus Plan, for a period of six months thereafter.

•	Voluntary Termination: Unvested option shares terminate upon voluntary termination. Vested option shares may be exercised for a period thereafter of (a) thirty days under the 1998 Plan and (b) ninety days under the Omnibus Plan.

•	Retirement: For grants under the 1998 Plan, if an optionee has attained age 55 or older and has completed at least eight years of service, the optionee may exercise, to the extent vested at the time of termination, options for a period of ninety days after the termination. For grants under the Omnibus Plan, if an optionee has attained age 55 or older and has completed ten years of service, then the option shares continue to vest upon the given vesting schedule and may be exercised until their expiration.

•	Involuntary Termination with Severance: If an optionee is terminated by us without cause or leaves for good reason, all options of such optionee are exercisable for a period of ninety days after such termination, and then terminate and are forfeited after such period. Under the 1998 Plan, the options do not continue to vest during the ninety day period, and under the Omnibus Plan, the options do continue to vest during such ninety day period.

•	For Cause Termination: If an optionee is terminated for cause, all vested and unvested options are forfeited on the date of termination and may not be exercised.

•	Change of Control: Upon a change of control, under the Omnibus Plan, all options fully-vest. All options granted under the 1998 Plan have fully-vested.

(2)	For purposes of Mr. Smith’s (“Executive”) employment agreement, “Cause” and “Good Reason” are defined as follows:

i.	“Cause” means a termination of Executive’s employment by formal action of the Board, for any of the following reasons:

a.	embezzlement, fraud or any other illegal or unethical act or omission in connection with the performance of Executive as an employee of Company that demonstrably and materially injures or reasonably could demonstrably and materially injure Company or any affiliate or that the Board determines does demonstrably and materially impair Executive’s ability to satisfactorily perform his duties under his employment agreement;

b.	conviction of (or plea of nolo contendere to) any (A) felony or (B) other crime involving moral turpitude or any other conviction (or plea of nolo contendere) that demonstrably and materially impairs or reasonably could demonstrably and materially impair Executive’s ability to satisfactorily perform his duties under his employment agreement;

c.	any willful and demonstrably material breach by Executive of the terms of his employment agreement or any other willful act or omission that demonstrably and materially injures or reasonably could be expected to demonstrably and materially injure the Company or any affiliate or that demonstrably and materially impairs or reasonably could demonstrably and materially impair Executive’s ability to satisfactorily perform his duties under his employment agreement;

d.	improper, willful and material disclosure or use of the Company’s or any affiliate’s proprietary information or other willful material breach of Executive’s fiduciary obligation to the Company or any affiliate of Company; or

e.	Executive’s willful failure or refusal to follow the lawful and good faith directions of the Board.

ii.	“Good Reason” means any of the following conditions (not consented to in advance by Executive in writing or ratified subsequently by Executive in writing), but only if Executive provides the Company with written notice of such condition within ninety (90) days of the initial existence of such condition and only if such condition remain(s) in effect thirty (30) days after written notice to the Board from Executive of his intention to terminate his employment for Good Reason:

a.	A material diminution in Executive’s base compensation; or

b.	Any action or inaction which constitutes a material breach by the Company of this employment agreement with respect to any of its obligations to Executive under his employment agreement; or

c.	Any material diminution in Executive’s authority, duties or responsibilities as measured against Executive’s authority, duties or responsibilities immediately prior to such change; or

d.	Requiring Executive to report other than to the Board or its Chair; or

e.	Following a change in control event, any material change in the geographic location at which Executive is normally required to perform his duties and responsibilities under his employment agreement.

(3)	Benefit continuation amounts reflect continuation of existing benefits for thirty months and do not reflect any potential increases in the cost of such benefits over the thirty month period.

(4)	For purposes of Mr. Marazza’s (“Executive”) employment agreement, “Cause” and “Good Reason” are defined as follows:

i.	“Cause” means a termination of Executive’s employment for any of the following reasons:

a.	embezzlement, fraud, theft or other illegal or unethical act or omission that adversely affects (or that could reasonably be expected to adversely affect) the Company, its affiliates or any of their respective employees, producers, insurers, reinsurers, agents, customers or other persons doing business with the Company or its affiliates;

b.	conviction of or plea of guilty or nolo contendere to any (A) felony or (B) other crime involving moral turpitude that (i) materially impairs (or could reasonably be expected to materially impair) Executive’s ability to perform his duties hereunder or (ii) otherwise results in death or substantial bodily or psychological harm to any person;

c.	bar or suspension for a period of more than 60 days by any court or regulatory agency of competent jurisdiction from performing employment duties for, engaging in any activities on behalf of, or otherwise being associated with, the Company or its affiliates;

d.	material breach of the terms of Executive’s employment agreement or of Executive’s fiduciary obligation to the Company or any of its affiliates or other conduct undertaken with deliberate intent to cause harm or injury, or undertaken with reckless disregard to the harm or injury that would be caused, to the Company, any of its affiliates or any employee, producer, insurer, reinsurer, agent, customer or other person doing business with the Company other than conduct taken pursuant to advice of legal counsel to the Company; or

e.	willful failure or refusal to follow the lawful and good faith directions of the Board or the Chief Executive Officer. For purposes of this definition, no act or failure to act on the part of Executive shall be considered “willful” unless done, or omitted to be done, by him in bad faith or without a reasonable belief that his action or omission is in the best interests of the Company or its affiliates. Any act or omission, based upon directions given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company or its affiliates shall be conclusively presumed to be done, or omitted to be done, in good faith and in the best interests of the Company or its affiliates.

ii.	“Good Reason” for resignation shall exist if, prior to his resignation, any of the following shall have occurred and Executive shall have given notice of his resignation for Good Reason within sixty (60) days after Executive has knowledge of the occurrence of such event:

a.	Executive, without his consent, ceases to hold the positions and titles of Executive Vice President, Chief Financial Officer and Corporate Secretary (other than upon death or Disability or in connection with an event that permits a termination for Cause which the Company exercises);

b.	Executive is assigned, without his consent, authority or responsibility materially inconsistent with the authority and responsibility contemplated by his employment agreement, including without limitation any material diminution of his authority and responsibility or change in reporting requirements;

c.	Executive’s base salary is materially reduced, or there is any material delay in the payment of Executive’s base salary, or there is any material reduction in the nature and amount of benefits (including benefits under the Company’s incentive plans or any successor plans thereto) theretofore provided to Executive (provided that a change in Company plans applicable to senior executives generally or a reduction in the Company’s stock price shall not constitute a reduction in benefits);

d.	Any requirement is imposed for Executive to reside outside of the Detroit, Michigan metropolitan area;

e.	The Company commits a material breach of Executive’s employment agreement, which breach is not cured within 30 days after written notice thereof is given by Executive;

f.	Richard Smith is no longer Chief Executive Officer; or

g.	A change in control event occurs.

(5)	Benefit continuation amounts reflect continuation of existing benefits for twenty-four months and do not reflect any potential increases in the cost of such benefits over the twenty-four month period.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock as of March 31, 2010, except as noted, for (i) each person beneficially owning more than 5% of the outstanding shares of our common stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each stockholder possesses sole voting and investment power with respect to its, his or her shares. Except as expressly indicated, the address of all persons listed below is c/o First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034.

	Beneficial Ownership
Name	Number		Percent(1)

Jerome M. Shaw	1,935,222	(2)	11.0%
FMR LLC	1,597,689	(3)	9.1	%(10)
TCW Group, Inc.	1,555,880	(4)	8.8	%(10)
Bank of America Corporation	1,253,791	(5)	7.1	%(10)
Champlain Investment Partners, LLC	1,038,513	(6)	5.9	%(10)
Richard H. Smith	1,002,808		5.7%
John A. Marazza	272,267	(7)	1.5%
E. Edward Camp	49,000	(8)	*
Terrance A. Fleckenstein	30,000	(9)	*
George R. Boyer III	2,463		*
Thomas B. Kearney	26,385		*
Louis J. Manetti	6,393		*
Bradley J. Pickard	2,463		*
Hollis W. Rademacher	11,085		*
Steven A. Shapiro	46,566		*
William C. Tyler	10,085		*
All directors and executive officers as a group (12 persons)	3,394,737		19.1%

(1)	Represents the percent of ownership of total outstanding shares of capital stock (the * indicates that the amount of ownership is less than 1% of outstanding capital stock).

(2)	Includes 1,929,137 shares held by The Jerome M. Shaw Revocable Trust, which is controlled by Mr. Shaw.

(3)	The address of this stockholder is 82 Devonshire Street, Boston, MA 02109.

(4)	The address of this stockholder is 865 South Figueroa Street, Los Angeles, CA 90017.

(5)	Based on information contained in a Schedule 13G filed on January 28, 2010, Bank of America Corporation has shared voting power over 1,088,208 shares and shared dispositive power over 1,253,791 shares and sole voting or dispositive power over 0 shares; Bank of America, NA has sole voting and dispositive over 0 shares, shared voting power over 1,086,108 shares, and shared dispositive power over 1,251,691 shares; Columbia Management Advisors, LLC has sole voting power over 1,076,616 shares, shared voting power over 0 shares, sole dispositive power over 1,245,276 shares and shared dispositive power over 6,268 shares; Banc of America Investment Advisors, Inc. has shared voting power over 8,145 shares and sole voting and dispositive power and shared dispositive power over 0 shares; and IQ Investment Advisors LLC has shared voting and dispositive power over 2,100 shares and sole voting and dispositive power over 0 shares. The business address for Bank of America Corporation is 100 North Tryon St., Floor 25, Bank of America Corporate Center, Charlotte, NC 28255.

(6)	The address of this stockholder is 346 Shelburne Road, 6th Floor, Burlington, VT 05401.

(7)	Includes 48,333 shares of unvested restricted stock and options to purchase 131,667 shares that are currently exercisable or exercisable within 60 days of March 31, 2010.

(8)	Includes 18,333 shares of unvested restricted stock and options to purchase 28,000 shares that are currently exercisable or exercisable within 60 days of March 31, 2010.

(9)	Includes 21,666 shares of unvested restricted stock and options to purchase 2,500 shares that are currently exercisable or exercisable within 60 days of March 31, 2010.

(10)	Beneficial ownership information for this stockholder is as of December 31, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more that 10% of the Company’s capital stock, to file reports of ownership and changes of ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Executive officers, directors and greater than 10% stockholders are required to furnish the Company with copies of all Forms 3, 4 and 5 they file.

Based solely on the Company’s review of the copies of such forms it has received, and written representations from certain reporting persons, the Company believes that all of its executive officers and directors complied with all Section 16(a) filing requirements applicable to them during the year ended December 31, 2009; provided, however, that a sale of 11,100 shares by Jerome Shaw pursuant to a plan of sale adopted pursuant to Rule 10b5-1 was not reflected in a Form 4 at the time of sale, but was set forth in a Form 5 filed in February 2010.

CERTAIN TRANSACTIONS

Since the completion of our initial public offering, our practice has been to refer any proposed related person transaction to the NGC for consideration and approval and it is then discussed by the full Board. Our Code of Business Conduct and Ethics sets forth standards applicable to all directors and officers that prohibit the giving or accepting of personal benefits that could result in a conflict of interest. Any waiver of this Code for a director or an officer may only be granted by the Board. We may in the future adopt a separate related person transactions policy. The following transactions were entered into prior to our initial public offering and were not approved by the NGC.

Registration Rights Agreement — Mr. Shaw

Under our amended and restated registration rights agreement that we entered into in October 2006, Mr. Shaw has the right to request that we register for public sale, on two occasions, shares of common stock having an aggregate value of at least $10,000,000. In addition, Mr. Shaw has “piggyback” registration rights which allow him to participate in any registered offerings of our common stock by the Company for our own account or for the account of others (except non-underwritten registrations initiated by the other party). On May 15, 2009, the Company filed a shelf registration statement with the Securities and Exchange Commission covering, among other securities, the resale of 1,961,459 shares of common stock of the Company held by Mr. Shaw. The shelf registration statement has not been declared effective by the Securities and Exchange Commission.

PROPOSAL 2
APPROVAL OF THE FIRST MERCURY FINANCIAL CORPORATION PERFORMANCE-BASED ANNUAL INCENTIVE PLAN FOR PURPOSES OF COMPLYING WITH THE REQUIREMENTS OF SECTION 162(m) OF THE INTERNAL REVENUE CODE

At the Annual Meeting, our stockholders will be asked to approve the First Mercury Financial Corporation Performance-Based Annual Incentive Plan (the “AIP”). The Compensation Committee previously adopted the AIP, and the Board has recommended it for stockholder approval. Stockholder approval of the AIP is being sought to qualify awards granted under the AIP as performance-based compensation that is exempt from the $1 million deduction limit under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). If the AIP is not approved by our stockholders at the Annual Meeting, the Compensation Committee will review whether it is in our best interests to maintain the AIP even though awards under the AIP would not then be exempt from the $1 million deduction limit under Section 162(m) of the Code.

The AIP is not intended as a new compensation program, but is intended as a way to continue to maximize deductibility of compensation. Since our initial public offering, we have awarded annual incentive bonuses under management incentive plans adopted annually by the Compensation Committee pursuant to our Performance-Based Annual Incentive Plan (the “Prior AIP”). The AIP to be submitted for stockholder approval at the Annual Meeting will replace the Prior AIP. Fiscal year 2009 bonuses awarded under the Prior AIP for our named executive officers are shown under “Compensation Discussion and Analysis — Compensation of Executive Officers” above. Amounts, if any, payable under the Prior AIP for fiscal year 2010 and under the AIP for future years are dependent on performance and therefore are not determinable at this time.

Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” approval of the AIP. The AIP will be approved by our stockholders if the number of votes cast in favor of the AIP exceeds the number of votes cast against the AIP at the Annual Meeting.

The following is a summary of the AIP, which is qualified in its entirety by reference to the AIP, a copy of which is attached as Appendix A to this Proxy Statement and is incorporated herein by reference. The summary is not intended to be a complete description of the terms of the AIP.

Material Features of the AIP

Purpose.  The purpose of the AIP is to advance our interests and those of our stockholders by providing certain of our key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals. The AIP provides annual bonuses designed to satisfy the conditions for performance-based compensation under Section 162(m) of the Code.

Eligible Participants.  Eligible participants include all of our employees who have been selected by the Compensation Committee or the Chief Executive Officer to participate in the AIP in addition to any “covered employee” as such term is defined in Section 162(m) of the Code, which generally means (i) the chief executive officer (or an individual acting in that capacity) and (ii) the four highest compensated officers (other than the chief executive officer and chief financial officer). Unless otherwise provided in a written agreement between the Company and a participant, a participant must be actively employed by us on the date that the award is paid under the AIP, except that if amounts are paid by reason of a participant’s death, disability or retirement as determined by the Compensation Committee, the participant may receive a pro rata portion of the award.

Performance Awards.  Under the AIP, the Compensation Committee may grant performance awards to eligible participants in such amounts and upon such terms and conditions that it determines, including any performance objectives governing the award. The maximum aggregate amount of any award in any one fiscal year to any participant shall not exceed $5 million. The actual award attributable to any performance period may be reduced before payment.

Performance Objectives.  The Compensation Committee may establish performance objectives required to be satisfied with respect to a performance award. A performance objective means “business criteria” within the meaning of Section 162(m), including but not limited to, revenue, operating revenue, premium (gross or net; written or earned), earnings per share, operating net income per share, operating net income, underwriting income, commissions and fees, return on equity, book value, combined ratio, loss and loss adjustment expense controls, expense levels, operating or financial leverage and other financial and performance measures. The performance objectives established by the Compensation Committee for any performance period may be expressed in terms of attaining a specified level of a performance objective or the attainment of a percentage or absolute increase or decrease in the particular objective, may involve comparisons with respect to our historical results and/or those of our business units or segments and may be adjusted to account for extraordinary transactions or other items, as the Compensation Committee deems appropriate.

Performance Period.  The performance period of an award under the AIP means our fiscal year, or any other period as designated by the Compensation Committee.

Award Payment and Reduction.  At the end of each performance period, with respect to an award granted to a covered employee for purposes of Section 162(m) of the Code, each participant’s performance award will be certified by the Compensation Committee based on the achievement of one or more performance objectives.

Payment of any award shall be made in cash (or in stock under the Amended and Restated First Mercury Financial Corporation Omnibus Incentive Plan of 2006, as amended from time to time).

Administration.  The AIP will be administered by the Compensation Committee. Each member of the Compensation Committee is an “outside director” within the meaning of Section 162(m) of the Code. The Compensation Committee has the authority to interpret the AIP and to establish rules and procedures for the administration of the AIP as it deems appropriate. The determinations of the Compensation Committee pursuant to its authority under the AIP shall be conclusive and binding. Performance objectives shall be established for a participant no later than ninety (90) days after the commencement of each performance period (or the date that 25% of the performance period has elapsed, if earlier).

Amendment and Termination.  The Compensation Committee or the Board may modify or terminate the AIP at any time, subject to obtaining any necessary stockholder approval as required by law, regulation or listing exchange requirement. Certain amendments by the Compensation Committee or Board may impact the ability for amounts payable under the AIP to qualify for performance-based compensation exemption under Section 162(m) of the Code.

Certain Federal Income Tax Consequences.  All amounts paid pursuant to the AIP constitute taxable income to the employee when received. If a participant elects to defer a portion of the award, the participant may be entitled to defer the recognition of income. Generally, and subject to Section 162(m) of the Code, we will be entitled to a federal income tax deduction when amounts paid under the AIP are included in employee income. Subject to stockholder approval of the AIP, the failure of any aspect of the AIP to satisfy Section 162(m) of the Code shall not void any action taken by the Compensation Committee under the AIP.

As stated above, the AIP is being submitted for stockholder approval at the Annual Meeting so that payments under the AIP can qualify for deductibility by us under Section 162(m) of the Code. However, stockholder approval of the AIP is only one of several requirements under Section 162(m) of the Code that must be satisfied for amounts payable under the AIP to qualify for the performance-based compensation exemption under Section 162(m) of the Code, and approval of the AIP by stockholders should not be viewed as a guarantee that all amounts paid under the AIP will in practice be deductible by us.

The foregoing is only a summary of the effect of federal income taxation upon employees and us with respect to amounts paid pursuant to the AIP. It does not purport to be complete and does not discuss the tax consequences arising in the context of an employee’s death or the income tax laws of any municipality, state or foreign country in which an employee’s income or compensation may be taxable.

THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE AIP.

PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Registered Public Accounting Firm

The Audit Committee has appointed BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2010 and the Board is asking that stockholders ratify this appointment. Because the Audit Committee is required under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission to have responsibility for the appointment of our independent registered public accounting firm, this proposal is only advisory. We put this proposal before the stockholders in order to seek the stockholders’ views on this important corporate matter. If the stockholders do not ratify the appointment, the Audit Committee will take the matter under advisement. We expect representatives of BDO Seidman, LLP, our independent registered public accounting firm selected as the independent registered public accounting firm, to attend the annual meeting. They will have an opportunity to make a statement if they wish, and will be available to respond to appropriate questions.

Fees of Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees billed to us by BDO Seidman, LLP for the fiscal years shown.

	2009	2008

Audit fees	$509,337	$490,263
Audit-related fees	—	5,000
Tax fees	115,078	104,118
All other fees	—	—

Total	$624,415	$599,381

Audit fees.  Audit Fees consist of fees billed for professional services rendered for the integrated audit of our consolidated annual financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by BDO Seidman, LLP in connection with statutory and regulatory filings or engagements. In 2009, audit fees also include services related to SEC comment letters and Form S-3 filings ($21,337).

Audit-Related Fees.  Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” This category includes 2008 fees related primarily to due diligence engagements.

Tax fees.  Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance, tax planning and compliance work in connection with acquisitions. For 2009, such fees can be further categorized as tax compliance, planning and preparation ($100,900) and tax consulting and advisory ($14,178). For 2008, such fees can be further categorized as tax compliance, planning and preparation ($91,473) and tax consulting and advisory ($12,645).

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Registered Public Accounting Firm.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair for services that are estimated to cost no more than the greater of $20,000 or 10% of the fees paid for services of the independent registered public accounting firm for the preceding fiscal year, when expedition of services is necessary. The Chair must present to the full Audit Committee at its next scheduled meeting the services that were approved. The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. All of the audit, audit-related, tax and other services provided by BDO Seidman, LLP in fiscal year 2009 were approved in accordance with the Audit Committee’s policy.

Vote Required

The affirmative vote of a majority of the outstanding shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote on this proposal shall constitute approval of the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2010.

Recommendation of the Board of Directors

The Board recommends a vote “FOR” the ratification of the appointment of BDO Seidman, LLP as our independent registered public accounting firm for fiscal year 2010.

GENERAL INFORMATION

Proposals of Stockholders

Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders must be received by the Company on or before December 13, 2010, for inclusion in the Company’s proxy statement and form of proxy. Proposals of stockholders intended to be presented at the 2011 Annual Meeting although not included in the proxy statement and form of proxy, must be received by the Company on or after January 12, 2011 but on or before February 11, 2011. Proposals received after that date will not be voted at the 2011 Annual Meeting. If a proposal is received before that date, the proxies that management solicits for the meeting may still exercise discretionary authority on the proposal under the circumstances consistent with the proxy rules of the Securities and Exchange Commission. All stockholder proposals should be sent to First Mercury Financial Corporation, Attn: Corporate Secretary, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034.

Solicitation of Proxies

We will pay the cost of soliciting proxies. In addition to solicitations by mail, our officers and employees may solicit proxies personally and by telephone, facsimile or other means, for which they will receive no compensation in addition to their normal compensation. We will also request banks, brokers and other nominees holding shares for a beneficial owner to forward proxies and proxy soliciting materials to the beneficial owners of capital stock held of record by such persons. We will upon request reimburse brokers and other persons for their related reasonable expenses.

“Householding” of Proxy Materials

The Securities and Exchange Commission permits companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more security holders sharing the same address by delivering a single proxy statement and annual report addressed to those security holders. This process, which is commonly referred to as “householding,” potentially means extra convenience for security holders and cost savings for companies. A number of brokers with account holders who are stockholders of the Company have sent or will be sending out a notice regarding the “householding” proxy materials. As indicated in the notice provided by these brokers, a single proxy statement and an annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once a stockholder has received notice that the broker will be “householding,” “householding” will continue until the stockholder is notified otherwise or until the stockholder has revoked consent by notifying the broker. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify the broker, send a written request to First Mercury Financial Corporation, Attn: Corporate

Secretary, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034 or contact Corporate Financial Reporting at (248) 358-4010.

Stockholders who share the same address, who currently receive multiple copies of the Company’s proxy statement and annual report from their broker and would like to request “householding” of such information should contact their broker.

AVAILABILITY OF CERTAIN DOCUMENTS

First Mercury Financial Corporation maintains a website at www.firstmercury.com. Our Bylaws, Corporate Governance Guidelines, Code of Business Conduct and Ethics, Audit Committee Charter, Compensation Committee Charter and NGC Charter are available on this website under “Investor Relations” and “Corporate Governance.” In addition, you may obtain a copy of any of these documents without charge by sending a request to First Mercury Financial Corporation, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034, Attn: Corporate Financial Reporting. Our website is not incorporated into or a part of this proxy statement.

We will furnish without charge to each person whose proxy is solicited, upon written request, a copy of our Annual Report filed with the SEC, including the financial statements and financial statement schedules. Any written request should be directed to First Mercury Financial Corporation, Attn: Corporate Financial Reporting, 29110 Inkster Road, Suite 100, Southfield, Michigan 48034.

APPENDIX A

FIRST MERCURY FINANCIAL CORPORATION
PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

FIRST MERCURY FINANCIAL CORPORATION
PERFORMANCE-BASED ANNUAL INCENTIVE PLAN

1. Purpose.  The purpose of the First Mercury Financial Corporation Performance-Based Annual Incentive Plan (the “Plan”) is to advance the interests of First Mercury Financial Corporation and its stockholders by providing certain of its key executives with annual incentive compensation which is tied to the achievement of pre-established and objective performance goals. The Plan is intended to provide Participants with annual incentive compensation which is not subject to the deduction limitation rules prescribed under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and should be construed to the extent possible as providing for remuneration which is “performance-based compensation” within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder.

2. Definitions. Where the context of the Plan permits, words in the masculine gender shall include the feminine gender, the plural form of a word shall include the singular form, and the singular form of a word shall include the plural form. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a) “Board” means the Board of Directors of the Corporation.

(b) “Committee” means the Compensation Committee of the Board, a subcommittee thereof, or such other committee as may be appointed by the Board. The Committee shall be comprised of two or more non-employee members of the Board who shall qualify to administer the Plan as “outside directors” under Section 162(m) of the Code and who shall qualify as “independent” under the New York Stock Exchange listing requirements.

(c) “Corporation” means First Mercury Financial Corporation, a Delaware corporation, and any successor thereto.

(d) “Participant” means (i) a “covered employee,” as defined in Section 162(m) of the Code and the regulations promulgated thereunder, of the Corporation or its Subsidiaries who has been selected by the Committee to participate in the Plan during a Performance Period and (ii) each other employee of the Corporation or its Subsidiaries who has been selected by the Committee or the Company’s Chief Executive Officer to participate in the Plan during a Performance Period.

(e) “Performance Award” means an award granted pursuant to the terms of this Plan.  A Participant shall have no right to any Performance Award until that award is required to be paid pursuant to Section 6.

(f) “Performance Period” means the Corporation’s fiscal year, or such other period as designated by the Committee.

(g) “Plan” means the First Mercury Financial Corporation Performance-Based Annual Incentive Plan, as amended from time to time.

(h) “Subsidiary” or “Subsidiaries” means any corporation or entity of which the Corporation owns directly or indirectly, at least 50% of the total voting power or in which it has at least a 50% economic interest, and which is authorized to participate in the Plan.

3. Plan Administration.   The Committee shall have full discretion, power and authority to administer and interpret the Plan and to establish rules and procedures for its administration as the Committee deems necessary and appropriate. Performance Objectives shall be established by the Committee for a Participant (or group of Participants) no later than ninety (90) days after the commencement of each Performance Period (or the date on which 25% of the Performance Period has elapsed, if earlier) or as otherwise permitted under Code § 162(m) for Participants hired during a Performance Period.   Any interpretation of the Plan or other act of the Committee (or its delegate) in administering the Plan shall be final and binding upon all Participants.

4. Performance Objectives.

(a) Possible Performance Objectives.  The Performance Objective(s) with respect to any Performance Award means “business criteria” within the meaning of Code § 162(m), including but not limited to one or more of the following objectives, as established by the Committee in its sole discretion: revenue; operating revenue; revenue and/or operating revenue growth; premium growth (gross or net; written or earned); earnings before interest and/or taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating net income per share; operating net income; underwriting income; operating income; pre- or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings; operating net earnings; premiums (gross or net; written or earned); commissions and fees; growth in commissions and fees; share price performance; return on assets or net assets; total return on invested assets; return on equity; operating return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; book value; book value growth (on a total or per share basis); tangible book value; tangible book value growth (on a total or per share basis); total shareholder return; combined ratio performance; improvement in or attainment of loss and loss adjustment expense levels; improvement in or attainment of expense levels; improvement or attainment of operating or financial leverage levels; or other objectives. Performance Objectives may be based upon Corporation-wide, Subsidiary, affiliate, business unit, divisional, project team, and/or individual performance. The Performance Objectives established by the Committee for any Performance Period may be expressed in terms of attaining a specified level of the Performance Objective or the attainment of a percentage or absolute increase or decrease in the particular objective, and may involve comparisons with respect to historical results of the Corporation and/or business units or segments thereof, all as the Committee deems appropriate. The Performance Objectives established by the Committee for any Performance Period may be applied to the performance of the Corporation relative to a market index, a peer group of other companies or a combination thereof, all as determined by the Committee for such Performance Period. The Committee may further specify in respect of the specified Performance Objectives for any Performance Period, a minimum acceptable level of achievement below which no Performance Award payment will be made and may set forth a formula for determining the amount of any payment to be made if performance is at or above the minimum acceptable level but falls short of maximum achievement of the specified Performance Objectives.

(b) Objective Criteria; Adjustments to Performance Objectives.  Each Performance Objective shall be sufficiently specific that a third party having knowledge of the relevant facts could determine whether the Performance Objective is achieved, and to calculate the amount of the Performance Award payable to a Participant. The Committee may provide, in connection with the setting of the Performance Objectives, that any evaluation of performance may include or exclude certain items that may occur during any Performance Period including, but not limited to the following: (i) to exclude the dilutive effects of acquisitions or joint ventures; (ii) to assume that any business divested by the Corporation achieved Performance Objectives at targeted levels during the balance of the Performance Period following such divestiture; (iii) to exclude restructuring and/or other nonrecurring charges; (iv) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (v) to exclude the impact of any “extraordinary items” as determined under generally accepted accounting principles; (vi) to exclude the effect of any change in outstanding shares by reason of any stock dividend or split, stock repurchase, reorganization, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other similar corporate change, or any distributions to common shareholders other than regular cash dividends; and (vii) to exclude any other unusual, non-recurring gain or loss or other extraordinary item. To the extent such inclusions or exclusions affect a Performance Award under this Plan, they shall be prescribed in a form that meets the requirements of Code § 162(m) for deductibility.

(c) Committee Certification.  Prior to settlement of any Performance Award granted to a covered employee for purposes of Code § 162(m) that is contingent on achievement of one or more Performance Objectives, the Committee shall certify in writing that the applicable Performance Objective(s) and any other material terms of the Performance Award were in fact satisfied. For purposes of this Section 4(c), approved minutes of the Committee shall be adequate written certification.

(d) Negative Discretion.  The Committee may reduce, but may not increase, the amount payable under any Performance Award that is contingent on achievement of one or more Performance Objectives after the applicable Performance Objectives are satisfied. Reductions may be based on individual performance and other factors, both objective and subjective, determined to be relevant by the Committee.

5. Performance Awards.   Subject to the provisions of the Plan, the Committee, at any time and from time to time, may grant Performance Awards to Participants in such amounts and upon such terms and conditions, including the achievement of Performance Objectives, as the Committee may determine.

(a) Each Performance Award shall specify the payment amount, range or formula, the Performance Objective(s), the Performance Period, if applicable, the time and form of payment or distribution, and such other provisions as the Committee shall determine which are not inconsistent with the terms of this Plan.

(b) The Committee may also require the satisfaction of such service requirements, conditions, restrictions or performance criteria, including, without limitation, Performance Objectives as described in Section 4, as shall be established by the Committee. The establishment of Performance Objectives with respect to the grant or vesting of any Performance Award that is intended to result in performance-based compensation for purposes of Code § 162 (m) shall follow procedures set forth in Sections 3 and 4.

(c) Unless otherwise set forth in a written agreement or understanding with a Participant or as determined by the Committee, a Participant must be actively employed by the Corporation or one of its Subsidiaries on the date the Performance Award amounts are paid to receive a Performance Award for the Performance Period; provided however that if a Participant’s employment is terminated prior to the date the Performance Award amounts are paid by reason of the Participant’s death, disability or retirement, the Participant (or Participant’s beneficiary in the event of his or her death) shall be entitled to receive a pro rated incentive award for the Performance Period based on such proration formulas or criteria as may be determined by the Committee in its sole discretion.

(d) The maximum aggregate amount that may be paid with respect to any Performance Award hereunder in any one fiscal year to any one Participant shall be $5,000,000.

6. Payment of Performance Awards.   Payment of any Performance Award to a Participant for any Performance Period shall be made in cash (or in stock under the Amended and Restated First Mercury Financial Corporation Omnibus Incentive Plan of 2006 as restated and/or amended from time to time) after written certification by the Committee that the Performance Objectives for the Performance Period were achieved, and any other material terms of the Performance Award were satisfied. Payment of incentive awards shall be made to Participants, as soon as practicable after the Committee makes its determination under Section 5(a) (but in no event more than 120 days following such Performance Period), unless the Participant has elected in a timely manner to defer receipt of all or a portion of his or her incentive award for the Performance Period as provided in Section 6 hereof. Any Performance Award may be deferred pursuant to the terms and conditions of the Corporation’s deferred compensation plan or plans then in effect.

A Participant is not entitled to any award hereunder for the Performance Period during which Participant breaches any confidentiality, proprietary information, or non-compete provisions of any agreement or plan then in effect between Corporation and Participant, and shall immediately forfeit his right to any accrued but unpaid amounts attributable to any Performance Period.

The Corporation will, to the extent permitted by applicable law, require reimbursement of any Performance Award paid to any Participant where both: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, and (ii) in the Committee’s view the Participant engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement. In the circumstances described, the Corporation will, to the extent practicable, seek to recover from such Participant the described cash or equity based incentive compensation for the relevant period, plus a reasonable rate of interest.

7. Plan Amendment and Termination.   Except as explicitly provided by law, this Plan is provided at the Corporation’s sole discretion and the Board or the Committee may modify or terminate it at any time, prospectively or retroactively, without notice or obligation for any reason, subject to obtaining any necessary stockholder approval as required by law, regulation, or listing exchange requirement. In addition, there is no obligation to extend the Plan or establish a replacement plan in subsequent years.

8. Code Section 409A.

(a) Certain awards under the Plan may constitute nonqualified deferred compensation under Code § 409A, including the regulations and guidance promulgated thereunder, and it is intended that such awards meet the requirements of paragraphs (a)(2), (3), and (4) of Code § 409A, and the terms and provisions of the Plan and Performance Awards should be interpreted and applied in a manner consistent with such requirements.

(b) Notwithstanding any provision in this Plan or any Performance Award to the contrary, if any provision of this Plan or any Performance Award contravenes any regulations or guidance promulgated under Code § 409A or could cause any Performance Award to be subject to additional taxes, accelerated taxation, interest or penalties under Code § 409A, the Corporation may, in its sole discretion and without the Participant’s consent, modify this Plan or any Performance Award: (i) to comply with, or avoid being subject to, Code § 409A, or to avoid the imposition of any taxes, accelerated taxation, interest or penalties under Code § 409A, and (ii) to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Code § 409A. This section does not create an obligation on the part of the Corporation to modify this Plan or any Performance Award and does not guarantee that the Performance Awards will not be subject to interest or penalties under Code § 409A.

(c) If any amount shall be payable with respect to any Performance Award hereunder as a result of a Participant’s “separation from service” (as such term is defined under Code § 409A) at such time as the Participant is a Specified Employee and such amounts are subject to the provisions of Code § 409A, then no payment shall be made, except as permitted under Code § 409A, prior to the first day of the seventh (7th) calendar month beginning after the Participant’s separation from service (or the date of his or her earlier death), or as soon as administratively practicable thereafter. “Specified Employee” means an Employee who at any time during the twelve-month period ending on the identification date was a “key employee” as defined under Code § 416(i) (applied in accordance with the regulations thereunder, but without regard to paragraph (5) thereof). The Corporation may adopt a Specified Employee Identification Policy which specifies the identification date, the effective date of any change in the key employee group, compensation definition and other variables that are relevant in identifying specified employees, and which may include an alternative method of identifying specified employees consistent with the regulations under Code § 409A. In the absence of any such policy or policy provision, for purposes of the above, the “identification date” is each December 31st, and an employee who satisfies the above conditions will be considered to be a “specified employee” from April l following the identification date to March 31 of the following year, and the compensation and other variables, and special rules for corporate events and special rules relating to nonresident aliens, that is necessary in identifying specified employees will be determined and applied in accordance with the defaults specified in the regulations under Code § 409A. Any Specified Employee Identification Policy will apply uniformly to all nonqualified deferred compensation plans subject to Code § 409A that are maintained by the Corporation or an affiliate.

9. Miscellaneous Provisions.

(a) Employment Rights.  The Plan does not constitute a contract of employment and participation in the Plan will not give a Participant the right to continue in the employ of the Corporation, or any of its subsidiaries or affiliates, on a full-time, part-time, or any other basis. Participation in the Plan will not give any Participant any right or claim to any benefit under the Plan, unless such right or claim has specifically been granted by the Committee under the terms of the Plan.

(b) Committee’s Decision Final.  Any interpretation of the Plan and any decision on any matter pertaining to the Plan which is made by the Committee in its discretion in good faith shall be binding on all persons.

(c) Governing Law.  Except to the extent superseded by the laws of the United States, the laws of the State of Michigan, without regard to any state’s conflict of laws principles, shall govern in all matters relating to the Plan.   Any legal action related to this Plan shall be brought only in a federal or state court located in Michigan.

(d) Interests Not Transferable.  Any interests of Participants under the Plan may not be voluntarily sold, transferred, alienated, assigned or encumbered, other than by will or pursuant to the laws of descent and distribution.

(e) Beneficiary.  In the event of a Participant’s termination of employment due to the Participant’s death, any amounts that are otherwise due and payable to the Participant under this Plan shall thereafter be paid to the Participant’s “beneficiary” which, for purposes of this Plan, means the Participant’s estate.

(f) Severability.  In the event any provision of the Plan shall be held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if such illegal or invalid provision(s) had never been contained in the Plan.

(g) Withholding.  The Corporation will withhold from any amounts payable under this Plan all federal, state, foreign, city and local taxes as shall be legally required.

(h) Effect on Other Plans or Agreements.  Payments or benefits provided to a Participant under any stock, deferred compensation, savings, retirement or other employee benefit plan are governed solely by the terms of such plan.

10. Effective Date.  This Plan amends and restates the Performance-Based Annual Incentive Plan adopted effective October 16, 2006 and shall be effective as of May 11, 2010 and shall remain in effect until the first shareholders’ meeting that occurs in 2015.

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Electronic Voting Instructions
You can vote by Internet or Phone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose to vote your proxy via the Internet or by Phone.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or Phone must be received
by 8:00 p.m., Eastern Time, on May 10, 2010.

Vote by Internet • Log on to the Internet and go to www.envisionreports.com/FMR • Follow the steps outlined on the secured website.

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.
									+

1.	Election of Class I Directors:	For	Withhold	2.	To approve the First Mercury Financial Corporation Performance-Based Annual Incentive Plan for purposes of complying with the requirements of Section 162(m) of the Internal Revenue Code.	For	Against	Abstain
	01 - Steven A. Shapiro*	☐	☐			☐	☐	☐

	02 - Jerome M. Shaw*	☐	☐

	03 - Richard H. Smith*	☐	☐
	* Each with terms expiring at the 2013 Annual Meeting.			3.	To ratify the appointment of BDO Seidman, LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010.	For ☐	Against ☐	Abstain ☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
PLEASE SIGN PERSONALLY AS NAME APPEARS ON THIS CARD. When signing as attorney, executor, administrator, personal representative, trustee or guardian, give full title as such. If name of two or more persons, all should sign.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

▼IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.▼

Proxy — FIRST MERCURY FINANCIAL CORPORATION

This proxy is solicited on behalf of the Board of Directors for the Annual Meeting to be held on May 11, 2010.
The undersigned hereby makes, constitutes and appoints Richard H. Smith and John A. Marazza, and each of them, proxies for the undersigned, with full power of substitution, to vote on behalf of the undersigned at the Annual Meeting of Stockholders of First Mercury Financial Corporation (the “Company”), to be held at First Mercury Financial Corporation, Corporate Headquarters, 29110 Inkster Road, Suite 100, Southfield, MI 48034, on Tuesday, May 11, 2010, at 9:00 a.m. (Local Time), or any adjournment thereof. The undersigned also acknowledges receipt of the 2009 Annual Report to Stockholders, the Notice of the Annual Meeting and the Proxy Statement. The undersigned hereby revokes any other proxy executed previously for the 2010 Annual Meeting of Stockholders.
This Proxy, when properly executed, will be voted in the manner the undersigned stockholder directs on the reverse side of this card. If you sign and return this Proxy but do not specify otherwise, this Proxy will be voted FOR each of the proposals listed on the reverse side of this card and voted upon such other business as may properly come before the meeting. Therefore, to direct a vote FOR each of the proposals, you need not mark any box. Simply sign, date and return this Proxy. Each share of common stock has one vote.
Please be sure to sign on the reverse side of this card exactly as your name appears on the reverse side.
PLEASE SEE REVERSE SIDE FOR INFORMATION ON VOTING YOUR PROXY BY INTERNET OR PHONE.
IF YOU HAVE NOT VOTED BY THE INTERNET OR PHONE, PLEASE VOTE, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.